As filed with the Securities and Exchange Commission on May 15, 2013

Registration No. _________

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

PLAYBUTTON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	3652 (Primary Standard Industrial Classification Code Number)	46-1186821 (I.R.S. Employer Identification No.)

37 W. 28th St., 3rd Floor

New York, New York 10001

(212) 574-4401

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

______________________________________

Adam Tichauer 37 W. 28th St., 3rd Floor New York, New York 10001 (212) 574-4401 (Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________

Copies to:

Daniel K. Donahue, Esq. Greenberg Traurig, LLP 3161 Michelson, Suite 1000 Irvine, CA 92612 (949) 732-6500

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Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

_______________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $.0001 par value per share	3,792,825 shares	$1.00	$3,792,825	$517.34

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2013

PROSPECTUS

3,792,825 Shares

Common Stock

This prospectus relates to shares of common stock of Playbutton Corporation that may be offered for sale for the account of the selling stockholders identified in this prospectus. The selling stockholders may offer and sell from time to time up to 3,792,825 shares of our common stock, which amount includes 1,264,275 shares to be issued to the selling stockholders only if and when they exercise warrants held by them.

The selling stockholders will offer and sell the shares of our common stock at the price of $1.00 per share. If and when our common stock becomes quoted on the over-the-counter market, the shares owned by the selling stockholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will receive gross proceeds of up to $1,896,412 from the exercise of the warrants, if and when they are exercised.

Our common stock is not listed for trading on any stock exchange or stock market. Following the effectiveness of the registration statement, which this prospectus is part of, we will apply to list our common shares for quotation on the OTC Bulletin Board. There can be no assurance, however, that we will be able to list our shares on the OTC Bulletin Board or anywhere else.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

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The shares of common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 3.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is ___________, 2013

TABLE OF CONTENTS

Summary	1	Proposed Business	18
Risk Factors	3	Management	23
Cautionary Statement Concerning	7	Principal Stockholders	27
Forward-Looking Information		Description of Securities	28
Our Company	8	Legal Matters	29
Selling Stockholders	9	Experts	29
Plan of Distribution	12	Available Information	29
Market for Common Equity and	14	Index to Financial Statements	F-1
Related Stockholder Matters
Management’s Discussion and Analysis of Financial Condition and Results of Operations	15

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Playbutton,” the “company,” “we,” “us,” and “our” refer to Playbutton Corporation, a Delaware corporation, and its wholly-owned subsidiary, Playbutton, LLC, a Delaware limited liability company.

SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

Our Company

Playbutton Corporation (“Playbutton,” “we or “us” or “the company”) was formed on October 12, 2012 under the laws of the State of Delaware. We were formed for the purpose of acquiring Playbutton, LLC, a Delaware limited liability company engaged in the business of marketing its core product, the Playbutton, a customizable music player housed in a branded, wearable button. We completed our acquisition of Playbutton, LLC on December 18, 2012.

Playbutton connects global brands with their customers and fans by integrating technology, music, art and unique content. Our consumer electronic products provide brands with a marketing platform that has already received extensive media and brand recognition. Our core product, the Playbutton®, is a patent-protected fully customizable music player housed in a branded, wearable button. This unique platform enables consumers to be mobilized brand advocates by mixing digital technology with physical brand marketing. As of the date of this prospectus, we have sold over 123,000 Playbuttons to over 30 business clients, including Coca Cola, Giorgio Armani, Hugo Boss, Gap, Diane Von Furstenberg, Becks Beer, Swarovski, Zara, Barneys New York, Bloomingdales, Top Man and artists and record companies including Justin Bieber, Lady Gaga, Florence + The Machine, Chiddy Bang, The xx, Ingrid Michaelson, Owl City, Belle and Sebastian, Universal Music Group, Warner Music Group and Sony. From our inception in September 2011 through December 31, 2012, we have generated approximately $1,019,986 in revenue from the sale of our Playbuttons.

Our executive offices are located at 37 W. 28th St., 3rd Floor, New York, New York 10001. Our phone number is (212) 574-4401. Our website address is www.playbutton.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will offer and sell the shares of our common stock at the price of $1.00 per share. If and when our common stock becomes quoted on the OTC Bulletin Board, the shares owned by the selling stockholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

1

Summary Financial Information

The following summary financial data for the period from inception (September 8, 2011) through December 31, 2011 and as of and for the fiscal year ended December 31, 2012 is derived from our audited consolidated financial statements included elsewhere in this prospectus. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 14 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

	From Inception (September 8, 2011) through December 31, 2011	Fiscal Year Ended December 31, 2012
Statement of Operations Data:

Net sales	$366,125	$683,463
Net loss	(21,615)	(1,045,079)

December 31, 2012
Balance Sheet Data:

Total assets	$2,177,837
Total liabilities	70,543
Stockholders’ equity	2,107,294

2

RISK FACTORS

You should carefully consider the following risk factors before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Relating to Our Business

Since we have a limited operating history, it is difficult for potential investors to evaluate our business. We commenced revenue-producing operations in late September 2011 and from inception through December 31, 2012 we have generated $1,049,588 of revenue and an accumulated deficit of $1,066,694. Our limited operating history makes it difficult for potential investors to evaluate our historical or prospective operations. As an early stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. Our business is dependent upon the implementation of our business plan. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all. As of December 31, 2012, we had approximately $2,107,294 of working capital. While we believe that our working capital on hand will be sufficient to fund our 12 month plan of operations, there can be no assurance that we will not require significant additional capital. For example, to date, we have been able to finance the production of our Playbutton products by way of upfront payments received from our customers at the time of their placement of a purchase order. While we believe that we will continue to be able to obtain advance deposits sufficient to fund production of non-retail purchase orders, there can be no assurance that this practice will not change as result of adverse economic conditions impacting our customers or otherwise. Also, in the event that we are able to secure a large retail order, for example an order for Playbutton music albums for distribution through Walmart, Target or the like, of which there can be no assurance, the retailer is unlikely to provide an adequate advance to build the required inventory. In the event we are no longer able to obtain advance deposits from non-retail customers or we acquire a large retail order, we will require additional capital in order to finance the production of product inventory.

We will consider raising additional funds through various financing sources, including the sale of our equity and debt securities and the procurement of commercial debt financing, with a bias toward debt financing over equity raisings. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected. Any debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced and our stockholders may experience additional dilution in net book value per share.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in our industry, and the fact that we are not yet profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may be required to reduce or even cease operations.

Our business model is new and has not been proven by us or anyone else. We are a consumer-technology company focused on providing marketing and advertising outlets for musicians, brands and others by combining music, branding and electronics through our core product, the Playbutton, a customizable music player housed in a branded, wearable button. We only recently commenced commercial operations based on our business model and, to our knowledge, no other business has engaged in operations primarily devoted to providing marketing and branding through a customizable music player. The uniqueness of our business model presents potential risks associated with the development of a business model that is untried and unproven. While there are several businesses that are engaged primarily in the business of developing and marketing music players or providing branding and marketing opportunities, these businesses are not as target specific as we are and their success may not be an indicator of our potential success.

We are continuing to develop customer acceptance of our Playbutton products and until such time as our Playbuttons are widely accepted in the marketplace we do not expect to achieve a profitable level of operations. We may be unable to generate sufficient demand for our Playbutton products. If we fail to generate sufficient demand for our products, we may be unable to sustain operations or generate a return to investors. No independent organization has conducted market research providing management with independent assurance from which to estimate potential demand for our Playbuttons. The overall market may not be receptive to our products, and we may not successfully compete in the target market for our products.

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We depend upon a limited number of third-party suppliers to provide our component parts and manufacture our finished products, and any disruptions in the operations, or the loss, of any of these third parties, could harm our ability to meet our delivery obligations to our customers, reduce our revenues, increase our cost of sales and harm our business. We source all of our component parts from suppliers in Asia, primarily China, and our Playbutton products are manufactured by third-party contract manufacturers located in China. A supplier’s ability to meet our product manufacturing demand is limited mainly by its overall capacity and current capacity availability. Our ability to meet customer demand depends, in part, on our ability to obtain timely and adequate delivery of parts and components from our suppliers. A reduction or interruption in our product supply source, an inability of our suppliers to react to shifts in product demand or an increase in component prices could have a material adverse effect on our business or profitability. Component shortages could adversely affect our ability and that of our customers to ship products on a timely basis and, as a result, our customers’ demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. Additionally, failure to meet customer demand in a timely manner could damage our reputation and harm our customer relationships. Our operations may also be harmed by lengthy or recurring disruptions at any of our suppliers’ manufacturing facilities and by disruptions in the distribution channels from our suppliers and to our customers. Any such disruptions could cause significant delays in shipments until we are able to shift the products from an affected manufacturer to another manufacturer. If the affected supplier was a sole-source supplier, we may not be able to obtain the product without significant cost and delay. The loss of a significant third-party supplier or the inability of a third-party supplier to meet performance and quality specifications or delivery schedules could harm our ability to meet our delivery obligations to our customers and negatively impact our revenues and business operations.

A significant portion of our component parts are subject to significant price fluctuations, which can adversely impact our cost of sales and profit margin. Approximately 72% of our cost of goods of a Playbutton is represented by the battery, PCBA (circuit board) and flash memory components. While these components are readily available from a number of suppliers, the cost of each component has historically been subject to significant price fluctuations based on supply and demand. To date, we have been able to produce our Playbutton products on a just-in-time basis which allows us to minimize the risk that the component costs may significantly increase from the time we contract with our customer to the time we order the component parts. However, given the significant portion of our cost of sales represented by these three components, we may have difficulty from time to time in costing a production run that is acceptable to the potential customer, in which case we may lose the sale, or that provides us with a reasonable profit margin. We believe that as our production runs and associated component purchases increase, we will be able to minimize the risks associated with component pricing by inventorying component parts and entering into hedge transactions that secure the delivery of component parts at reasonable prices. Until such time, if ever, as we are able to minimize the risk associated with the cost of our product components, any significant increase in the costs of battery, PCBA (circuit board) and flash memory components may adversely affect our ability to conduct sales of our Playbutton products and negatively impact our profit margin for any products sold.

We may be unable to adequately protect our intellectual property rights and our existing intellectual property rights may not effectively protect us from competition. Our success depends upon maintaining the confidentiality and proprietary nature of our intellectual property rights, including our design patents and our trademark “Playbutton”. As of the date of this prospectus, we have registered our Playbutton trademark in the U.S. and the European Union, however, we have not registered the mark in any other foreign jurisdictions. While we intend to conduct additional foreign registrations of our “Playbutton” trademark, there can be no assurance that we will be successful in doing so. We have three design patents and one utility patent in the U.S. for our Playbutton and have filed a PCT application which provides us with a filing date for purposes of establishing seniority in certain foreign jurisdictions. We have filed a patent application in Canada pursuant to the PCT application, however, we have not filed patent applications in any other foreign jurisdiction. While we intend to file for patent applications in certain other foreign jurisdictions, there can be no assurance that we will be successful in acquiring issued patents in any non-U.S. jurisdiction.

Our ability to compete may be damaged, and our revenues may be reduced, if we are unable to protect our intellectual property rights adequately. Patent, trademark, trade secret and copyright laws provide limited protection. The protections provided by laws governing intellectual property rights do not prevent our competitors from developing, independently, products similar or superior to our products. In addition, effective protection of copyrights, trade secrets, trademarks, and other proprietary rights may be unavailable or limited in certain foreign countries. We may be unaware of certain non-publicly available patent applications, which, if issued as patents, could relate to our Playbuttons as currently designed or as we may modify them in the future. Legal or regulatory proceedings to enforce our patents, trademarks or copyrights could be costly, time consuming, and could divert the attention of management and technical personnel.

Our products are subject to certain licensing requirements and we may not be able to obtain appropriate licensing arrangements on terms that are commercially acceptable or at all. Our Playbutton product is a customizable music player housed in a branded, wearable button. While music fans can use our open format Playbutton to download and share music files, we are not able to provide musical content on Playbuttons offered by us for sale without obtaining a license from the music publisher, typically the recording label. Also, the wearable button portion of the Playbutton is intended to serve as a display mechanism for commercial brands and logos, however in order to utilize most brands and logos on our Playbuttons we need an appropriate license from the owner of the mark. If we fail to obtain the required license, we could be liable for the infringement of third party rights. Further, these licenses may not be available on commercially reasonable terms, if at all.

4

Claims for infringement of third-party licensing rights and other proprietary rights, if made, could damage our business prospects, our results of operations and financial condition, whether or not the claims have merit, by:

•	consuming substantial time and financial resources required to defend against them;
•	diverting the attention of management from growing our business and managing operations;
•	resulting in costly litigation;
•	disrupting product sales and shipments; and
•	if any third party prevails in an action against us for infringement of its proprietary rights, requiring us to pay damages.

We may engage in acquisitions or strategic transactions that could result in significant changes or management disruption and fail to enhance stockholder value. From time to time, we may engage in acquisitions or strategic transactions with the goal of maximizing stockholder value. However, achieving the anticipated benefits of acquisitions or strategic transactions will depend in part upon our ability to integrate the acquired businesses, products or technologies in an efficient and effective manner. The integration of businesses, products or technologies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. We cannot assure you that the integration of acquired businesses, products or technologies with our business will result in the realization of the full benefits anticipated by us to result from the acquisition.

There is no public trading market for our stock. Prior to this offering, there has been no public trading market for our common stock. Subject to the Commission declaring effective the registration statement, which this prospectus is part of, covering the shares offered hereby, we intend to pursue the listing of our common shares for quotation on the OTC Bulletin Board. However, there can be no assurance that we will be able to do so or that a market for our shares will develop. Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult:

•	to obtain accurate quotations,
•	to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and
•	to obtain needed capital.

No Dividends. We do not expect to pay cash dividends on our common stock in the foreseeable future.

Control By Management May Limit Your Ability to Influence the Outcome of Director Elections and Other Transactions Requiring Stockholder Approval. Our present directors and executive officers beneficially own approximately 55.1% of our outstanding common stock. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how our other stockholders, including investors in the offering, may vote, including the following actions:

•	to elect or defeat the election of our directors;
•	to amend or prevent amendment of our certificate of incorporation or bylaws;
•	to effect or prevent a merger, sale of assets or other corporate transaction; and
•	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

The offering of up to 3,792,825 shares of our common stock by selling stockholders could depress our common stock price. Certain of our stockholders are offering pursuant to this prospectus up to 3,792,825 shares of our common stock in a secondary offering, which amount includes 1,264,275 shares of common stock issuable upon exercise of outstanding warrants. In addition, commencing 90 days following the effectiveness of our registration statement, which this prospectus is part of, all of our outstanding common shares not registered for resale by way of our registration statement will be eligible for public resale pursuant to Rule 144 under the Securities Act. In the event we are able to list our common shares for quotation on the OTC Bulletin Board, sales of a substantial number of shares of our common stock in the public market could adversely affect our ability to develop a market for our common shares or our ability to develop a market price of our common stock and make it more difficult for us to sell equity securities at times and prices that we determine to be appropriate. None of our shareholders are subject to any lock-up or other agreement that contractually restricts their ability to publicly resell their common shares.

5

Our common stock may be considered to be a “penny stock” and, as such, any the market for our common stock may be further limited by certain SEC rules applicable to penny stocks. To the extent the price of our common stock remains below $5.00 per share or we have a net tangible assets of $2,000,000 or less, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

We are an "emerging growth company" and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors. We are an "emerging growth company," as defined in The Jumpstart Our Business Startups Act, enacted in April 2012, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period, and (iv) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the documents to which we refer you contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 3. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

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OUR COMPANY

Playbutton Corporation (“we or “us” or “the company”) was formed on October 12, 2012 under the laws of the State of Delaware under the name Playbutton Acquisition Corp. We were formed for the purpose of acquiring Playbutton, LLC, a Delaware limited liability company engaged in the business of marketing its core product, the Playbutton, a customizable music player housed in a branded, wearable button. From the time of our organization to the close of the transactions described below, we did not acquire any assets or conduct any operations, other than our pursuit of the transactions described below.

On October 15, 2012, we entered into a Unit Exchange Agreement with Playbutton, LLC and the members of Playbutton, LLC pursuant to which the members of Playbutton, LLC agreed to transfer to us all of the issued and outstanding membership interests of Playbutton, LLC in exchange for our issuance of 3,384,079 shares of our common stock to the members of Playbutton, LLC. Upon the close of the transactions under the Unit Exchange Agreement, Playbutton, LLC became our wholly-owned operating subsidiary and the former members of Playbutton, LLC, as a group, become our controlling shareholders.

In connection with our acquisition of Playbutton, LLC, on October 15, 2012, Playbutton, LLC entered into an Intellectual Property Purchase Agreement with Parte, LLC, the owner of the patents, trademark and other proprietary rights relating to the Playbutton product. Parte is owned by Nick Dangerfield, the inventor of the Playbutton and a director and significant shareholder of our company. In September 2011, Playbutton, LLC had entered into a license agreement with Parte pursuant to which Parte granted Playbutton, LLC the exclusive rights to use the patents, trademark and other proprietary rights relating to the Playbutton product in all areas of the world other than Japan, Taiwan and South Korea. Pursuant to the Intellectual Property Purchase Agreement, Parte sold to Playbutton, LLC all right, title and interest in and to all patents, trademark and other proprietary rights relating to the Playbutton product in consideration of our issuance of 892,375 shares of our common stock to Parte. In addition, Playbutton, LLC entered into a License Agreement with Parte pursuant to which Playbutton, LLC granted to Parte, effective as of the close of the transactions under the Intellectual Property Purchase Agreement, an exclusive, perpetual and royalty free license to use the Playbutton intellectual property in Japan and a non-exclusive, perpetual and royalty free license to use the Playbutton intellectual property in Taiwan and South Korea.

Following the execution of the Unit Exchange Agreement, Intellectual Property Purchase Agreement and Parte License Agreement, we commenced the private placement of 2,000,000 units of our securities at $2.00 per unit, each unit consisting of two shares of our common stock and one warrant to purchase one share of our common stock at an exercise price of $1.50 per share. The private placement was conducted by WFG Investments, Inc., as placement agent, on a best-efforts, all-or none basis with respect to the first 1,000,000 units. Unless we sold a minimum of 1,000,000 units by January 29, 2013, the private placement would terminate. The closing of the transactions under the Unit Exchange Agreement, Intellectual Property Purchase Agreement and Parte License Agreement were subject to our sale of 1,000,000 units, at a price of $2 per unit. We completed the sale of 1,050,000 units on December 18, 2012, at which time we received the proceeds of $2,100,000, less WFG’s selling commissions, and the transactions under the Unit Exchange Agreement, Intellectual Property Purchase Agreement and Parte License Agreement closed. In the private placement, we sold a total of 1,264,275 units to 43 investors for the net proceeds of $2,257,050, after payment of WFG Investments’ commissions.

On February 21, 2013, we changed our corporate name to Playbutton Corporation. Playbutton Corporation exists as a holding company for our wholly-owned operating subsidiary, Playbutton, LLC.

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SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 3,792,825 shares of our common stock, held by the stockholders named in the table below, which amount includes 1,264,275common shares issuable upon the exercise of warrants held by the selling stockholders. The selling stockholders may exercise their warrants at any time in their sole discretion. All of the selling stockholders named below acquired their shares of our common stock and warrants directly from us in private transactions.

Between October 2012 and May 2013, we conducted the private placement sale of 1,264,275 units of our securities at the offering price of $2.00 per unit. Each unit consisted of two shares of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $1.50 per share. The warrants have a term of five years from the date of issuance. In connection with the placement, we engaged WFS Investments, Inc., of Dallas, Texas, to act as placement agent.

None of the selling stockholders has held a position as an officer or director of the company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. Except as otherwise indicated in the footnotes to the table, the selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.

The following table sets forth certain information known to us as of the date of this prospectus and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of our common stock by the selling stockholders who participated in the private placement mentioned above. The share amounts under the columns “Shares Beneficially Owned Before the Offering” and “Maximum Number of Shares Offered” consist of the shares of our common stock sold by us in the private placement described above, and two-thirds of the shares represents shares held by the selling shareholder and one-third represents shares issuable to the selling shareholder upon the exercise of outstanding warrants. The share amounts under the columns “Shares Beneficially Owned after the Offering” assume all of the offered shares are sold pursuant to this prospectus.

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	%	Offered	Number	%
Sandor Capital Master Fund (2)(3)	337,500	4.4%	337,500	-0-	*
Daniel J. Allen	30,000	*	30,000	-0-	*
D Bar E Ltd. (3)(4)	150,000	1.9%	150,000	-0-	*
JEK Sep/Property, L.P. (5)	375,000	4.9%	375,000	-0-	*
Michael E. Montgomery	150,000	1.9%	150,000	-0-	*
John S. Lemak IRA Rollover, Morgan Keegan & Co., Inc. custodian (3)(6)	150,000	1.9%	150,000	-0-	*
JSL Kids Partners (3)(7)	112,500	1.5%	112,500	-0-	*
James C. Barragan, Jr. & Nancy F. Barragan JTWROS	75,000	1.0%	75,000	-0-	*
Tice Capital, LLC (8)	225,000	2.9%	225,000	-0-	*
Robert B. Prag	316,182	4.2%	75,000	241,182	*
Mary Clare Finney	375,000	4.9%	375,000	-0-	*
Jaspersen FLP II, Ltd. (9)	225,000	2.9%	225,000	-0-	*
Michael G. Dollar	75,000	1.0%	75,000	-0-	*
RTCS, Ltd. (10)	375,000	4.9%	375,000	-0-	*
Precept Capital Master Fund (11)	225,000	2.9%	225,000	-0-	*
Madeline Holmes Esping 2003 Trust (12)	30,000	*	30,000	-0-	*
Charlotte Marie Esping 2003 Trust (13)	30,000	*	30,000	-0-	*
William Perry Esping, Jr. 2003 Trust (14)	30,000	*	30,000	-0-	*
Eminence Interests LP (15)	225,000	2.9%	225,000	-0-	*
WPE Kids Partners, LP (16)	225,000	2.9%	225,000	-0-	*
Brett Nesland	30,000	*	30,000	-0-	*

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	Shares Beneficially Owned Before the Offering		Maximum Number of Shares	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	%	Offered	Number	%
Wensinger Family Interests, Ltd. (17)	75,000	1.0%	75,000	-0-	*
B-CDC Corp. (18)	75,000	1.0%	75,000	-0-	*
Satori-ZZ Ventures, LLC (19)	75,000	1.0%	75,000	-0-	*
Daniel B. Najor	241,332	3.2%	150	241,182	*
Chad Carpenter	150	*	150	-0-	*
Paul Tichauer	1,500	*	1,500	-0-	*
Ervin Braun	450	*	450	-0-	*
LML Associates, LLC (20)	450	*	450	-0-	*
Gayle Canton	300	*	300	-0-	*
James Canton	241,482	3.2%	300	241,182	*
Joel Kleinfeld	750	*	750	-0-	*
Mark C. Hill	150	*	150	-0-	*
William Bagliebter	150	*	150	-0-	*
Scott Wilfong	225	*	225	-0-	*
David Schlussel Trust u/a/d 6/27/07 (21)	150	*	150	-0-	*
Lynn Bagliebter	150	*	150	-0-	*
Samuel A. Schlussel Trust u/a/d 6/27/07 (22)	150	*	150	-0-	*
Talia Schlussel Trust u/a/d 6/27/07 (23)	150	*	150	-0-	*
Steven Schlussel	150	*	150	-0-	*
Electric Ventures, LLC (24)	37,500	*	37,500	-0-	*

* Less than 1%.

(1)	Assumes that all securities offered are sold.
(2)	The selling stockholder indicated to us that John S. Lemak, Manager of Sandor Capital Master Fund, has voting and investment power over the shares it is offering for resale.
(3)	The selling stockholder identified itself to us as an affiliate of a broker-dealer. It has indicated to us that it purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
(4)	The selling stockholder indicated to us that Dwight H. Emanuelson, President of D Bar E Ltd., has voting and investment power over the shares it is offering for resale.
(5)	The selling stockholder indicated to us that Jennifer Esping Kirtland, General Partner of JEK Sep/Property, L.P., has voting and investment power over the shares it is offering for resale.
(6)	The selling stockholder indicated to us that John S. Lemak, IRA Owner of John S. Lemak IRA Rollover, Morgan Keegan & Co., Inc. custodian, has voting and investment power over the shares it is offering for resale.
(7)	The selling stockholder indicated to us that John S. Lemak, Manager of JSL Kids Partners, has voting and investment power over the shares it is offering for resale.
(8)	The selling stockholder indicated to us that David W. Tice, President of Tice Capital, LLC, has voting and investment power over the shares it is offering for resale.
(9)	The selling stockholder indicated to us that William S. Jaspersen, President of Jaspersen FLP II, Ltd., has voting and investment power over the shares it is offering for resale.
(10)	The selling stockholder indicated to us that Mary Clare Finney, President of RTCS, Ltd., has voting and investment power over the shares it is offering for resale.
(11)	The selling stockholder indicated to us that D. Blair Baker, Managing Member of Precept Capital Master Fund, has voting and investment power over the shares it is offering for resale.
(12)	The selling stockholder indicated to us that Julie Krupala, Trustee of Madeline Holmes Esping 2003 Trust, has voting and investment power over the shares it is offering for resale.
(13)	The selling stockholder indicated to us that Julie Krupala, Trustee of Charlotte Marie Esping 2003 Trust, has voting and investment power over the shares it is offering for resale.
(14)	The selling stockholder indicated to us that Julie Krupala, Trustee of William Perry Esping, Jr. 2003 Trust, has voting and investment power over the shares it is offering for resale.
(15)	The selling stockholder indicated to us that Julie Krupala, General Partner of Eminence Interests LP, has voting and investment power over the shares it is offering for resale.

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(16)	The selling stockholder indicated to us that Julie Krupala, General Partner of WPE Kids Partners, LP, has voting and investment power over the shares it is offering for resale.
(17)	The selling stockholder indicated to us that John Wensinger, General Partner of Wensinger Family Interests, Ltd., has voting and investment power over the shares it is offering for resale.
(18)	The selling stockholder indicated to us that Heather Furniss, President of B-CDC Corp., has voting and investment power over the shares it is offering for resale.
(19)	The selling stockholder indicated to us that Zachary M. Zeitlin, Member of Satori-ZZ Ventures, LLC, has voting and investment power over the shares it is offering for resale.
(20)	The selling stockholder indicated to us that Ervin Braun, Manager of LML Associates, LLC, has voting and investment power over the shares it is offering for resale.
(21)	The selling stockholder indicated to us that Lynn Bagiebter, Trustee of the David Schlussel Trust u/a/d 6/27/07, has voting and investment power over the shares it is offering for resale.
(22)	The selling stockholder indicated to us that Lynn Bagiebter, Trustee of the Samuel A. Schlussel Trust u/a/d 6/27/07, has voting and investment power over the shares it is offering for resale.
(23)	The selling stockholder indicated to us that Lynn Bagiebter, Trustee of the Talia Schlussel Trust u/a/d 6/27/07, has voting and investment power over the shares it is offering for resale.
(24)	The selling stockholder indicated to us that Tripp Callan, Managing Member of Electric Ventures, LLC, has voting and investment power over the shares it is offering for resale.

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PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders initially will offer and sell the shares of our common stock at the price of $1.00 per share. If and when our common stock becomes quoted on the OTC Bulletin Board, the shares owned by the selling stockholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed for trading on any stock exchange or stock market. Following the effectiveness of the registration statement, which this prospectus is part of, we will apply to list our common shares for quotation on the OTC Bulletin Board. There can be no assurance, however, that we will be able to list our shares on the OTC Bulletin Board or anywhere else.

Holders of Record

As of the date of this prospectus, there were 51 record holders of our common stock.

Dividends

We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.

Equity Compensation Plan Information

We have adopted the Playbutton 2012 Equity Incentive Plan providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock and for the grant of restricted share grants. We have reserved 1,200,000 shares of our common stock under the plan. All officers, directors, employees and consultants to our company are eligible to participate under the plan. The purpose of the plan is to provide eligible participants with an opportunity to acquire an ownership interest in our company.

The following table sets forth certain information as of December 31, 2012 about our stock plans under which our equity securities are authorized for issuance.

(c)
Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans
	Outstanding	Outstanding	(Excluding Securities
Plan Category	Options	Options	Reflected In Column (a))
Equity compensation plans approved by security holders	150,000	$1.00	1,050,000
Equity compensation plans not approved by security holders	–	–	–
Total	150,000	$1.00	1,050,000

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

We were formed as a Delaware corporation on October 12, 2012 for the purpose of acquiring Playbutton, LLC, which is engaged in the business of marketing its core product, the Playbutton, a customizable music player housed in a branded, wearable button. Since our organization on October 12, 2012, we acquired no assets, other than nominal cash assets, and conducted no operations other than our pursuit of the acquisition of Playbutton, LLC and certain related intellectual property and our private placement sale of our equity securities. On December 18, 2012, we completed the acquisition of Playbutton, LLC and related intellectual property and conducted the initial closing of our private placement, all as more fully described in the section “Our Company” on page 8 of this prospectus.

Playbutton, LLC was formed as a Delaware limited liability company on September 8, 2011. Since its organization, Playbutton, LLC has focused primarily on the development of its management and staff and the distribution of the Playbutton product through three vertical markets, consisting of music, brands and special events. Playbutton, LLC commenced revenue producing operations in late September 2011 and from inception through December 31, 2012 has generated $1,049,588 of sales and an accumulated deficit of $1,066,694. Approximately 59% of Playbutton, LLC’s sales have been generated by in-bound contacts from brands and recording artists and labels, and approximately 55% of the company’s revenue has been generated from European clients despite the company’s lack of a physical presence in Europe.

Results of Operations for the year ended December 31, 2012 and for the period September 8, 2011 (inception) through December 31, 2011

	Year Ended December 31,	September 8, 2011 (inception) through December 31,
	2012	2011
Net sales	$683,463	$366,125
Gross profit	$157,347	$58,995
Operating expenses	$1,202,959	$80,888
Loss from operations	$(1,045,612)	$(21,893)
Other income (expense)	$533	$278
Net loss	$(1,045,079)	$(21,615)
Loss per common share – basic and diluted	$(0.29)	$(0.01)

Revenue

We had net sales for the year ended December 31, 2012 and for the period September 8, 2011 (inception) through December 31, 2011 of $683,463 and $366,125 respectively. The increase in sales is primarily due to the company operating for a full calendar year during 2012 as compared to an abbreviated four months in 2011. At this time, we are marketing our new products and are in the infancy stage of the revenue generating cycle.

Gross Profit

Gross profit for the year ended December 31, 2012 and for the period September 8, 2011 (inception) through December 31, 2011 was $157,347 and $58,995, respectively. During the year ended December 31, 2012, sales increased $317,338 as compared to the period September 8, 2011 through December 31, 2011. The increase in sales along with an increase in product selling prices and lower production costs positively impacted our gross profit for the year ended December 31, 2012.

Operating Expenses

Operating expenses for the year ended December 31, 2012 were $1,202,959, as compared to $80,888 for the period September 8, 2011 (inception) through December 31, 2011.The increase is primarily related to approximate increases in the following operating expenses: payroll and payroll related expenses of $172,000, stock based compensation in the amount of $710,000, legal and professional fees in the amount of $131,000, and general and administrative related expenses of $109,000. In addition, the company incurred increased operating expenses due to operating for a full calendar year during 2012 as compared to an abbreviated four months in 2011.

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Loss from Operations

Loss from operations for the year ended December 31, 2012 was $(1,045,079), as compared to $(21,615) for the period September 8, 2011 (inception) through December 31, 2011. The increase in loss from operations was primarily attributable to the operating expenses as detailed above.

Other Income (Expenses)

Other Income (Expenses) for the year ended December 31, 2012 was $533, as compared to $278 for the period September 8, 2011 (inception) through December 31, 2011. Other income consisted of interest income and miscellaneous income.

Net Loss

Net Loss for the year ended December 31, 2012 was $(1,045,079) or loss per share of $(0.29), as compared to a net loss of $(21,615) or loss per share of $(0.01), for the period September 8, 2011 (inception) through December 31, 2011. The increase in net loss was primarily attributable to the operating expenses and other income (expenses) as detailed above.

Inflation did not have a material impact on our operations for the period.

Liquidity and Capital Resources

As of December 31, 2012, we had approximately $2,107,294 of working capital. We believe that our working capital on hand will be sufficient to fund our plan of operations over the next twelve months. However, there can be no assurance that we will not require additional capital within the next twelve months. For example, to date, we have been able to finance the production of our Playbutton products by way of upfront payments received from our customers at the time of their placement of a purchase order. We believe that we will continue to be able to obtain advance deposits sufficient to fund production of non-retail purchase orders, however there can be no assurance that this practice will not change as result of adverse economic conditions impacting our customers or otherwise. Also, in the event that we are able to secure a large retail order, for example an order for Playbutton music albums for distribution through Walmart, Target or the like, the retailer is unlikely to provide an adequate advance to build the required inventory. In the event we are no longer able to obtain advance deposits from non-retail customers or we acquire a large retail order, we will require additional capital in order to finance the production of product inventory. We would endeavor to acquire the required capital through commercial credit facilities, however there can be no assurance we would qualify for commercial debt financing on terms acceptable to us or at all. If commercial debt financing is unavailable, we would endeavor to acquire the additional capital through the sale of our debt or equity securities, the success of which there can be no assurance.

Our plan of operations over the next twelve months is to develop and implement a comprehensive sales and marketing infrastructure and strategy.  Initially, we intend to hire a vice president of sales and partnerships, and under their supervision build out separate internal sales and marketing team.  Since 55% of our revenue currently comes from Europe, we also intend to hire an external commission based European sales force.  We have allocated approximately $450,000 of our working capital on hand towards the development and implementation of a comprehensive sales effort and marketing infrastructure, campaigns, partnerships and promotions.

We also intend to pursue strategic opportunities to grow our business both organically and through acquisition. We intend to explore alliances and possible acquisitions of complementary businesses. We also intend to develop capabilities to capture key user information on behalf of our B2B clients for their use in delivering targeted content to consumers.

The following table summarizes total current assets, liabilities and working capital at December 31, 2012 and December 31, 2011.

	December 31, 2012	December 31, 2011
Current Assets	$2,177,837	$284,544
Current Liabilities	(70,543)	(55,909)
Working Capital (Deficit)	$2,107,294	$228,635

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Net Cash Provided by (Used in) Operating Activities

Net cash provided by (used in) operating activities for the year ended December 31, 2012 and for the period September 8, 2011 (inception) through December 31, 2011 was $(350,014) and $24,280, respectively. The net loss for the year ended December 31, 2012 and for the period September 8, 2011 (inception) through December 31, 2011 was $(1,045,079) and $(21,615), respectively. The increase in cash used in operating activities for the year ended December 31, 2012 as compared to the period September 8, 2011 (inception) through December 31, 2011, was primarily for payroll and payroll related expenses, legal and professional fees, royalties, advertising and travel related expenses.

Net Cash Provided by Financing Activities

Net cash provided through all financing activities for the year ended December 31, 2012 and for the period September 8, 2011 (inception) through December 31, 2011, was $2,207,585 and 256,824, respectively. During the year ended December 31, 2012 this consisted of net proceeds of $2,213,599 provided through the issuance of common stock. During the period September 8, 2011 (inception) through December 31, 2011 this consisted of net proceeds of $250,000 provided through the issuance of common stock and $6,824 in proceeds from related party loans to the company.

During the year ended December 31, 2012 related party loans in the amount of $6,374 were repaid.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

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PROPOSED BUSINESS

General

We connect global brands with their customers and fans by integrating technology, music, art and unique content. Our consumer electronic products provide brands with a new and dynamic marketing platform that has already received extensive media and brand recognition. Our core product, the Playbutton, is a patent-protected fully customizable music player housed in a branded, wearable button. This unique platform enables consumers to be mobilized brand advocates by mixing digital technology with physical brand marketing. As of the date of this prospectus, we have sold over 123,000 Playbuttons to over 30 business clients, including Coca Cola, Giorgio Armani, Hugo Boss, Gap, Diane Von Furstenberg, Becks Beer, Swarovski, Zara, Barneys New York, Bloomingdales, Top Man and artists and record companies including Justin Bieber, Lady Gaga, Florence + The Machine, Chiddy Bang, The xx, Ingrid Michaelson, Owl City, Belle and Sebastian, Universal Music Group, Warner Music Group and Sony. From our inception in September 2011 through December 31, 2012, we have generated approximately $1,019,986 in revenue from the sale of our Playbuttons.

The Playbutton, in its physical form, is a low cost MP3 digital music player with the characteristics and quality of an iPod Shuffle. The Playbutton is unique in that it comes in the form of a wearable button that can be pinned to your shirt or jacket. The button is customizable to offer the customer the opportunity to either promote its brand name or logo in the case of major retailers and other commercial enterprises, as in the case of Giorgio Armani, Gap and Coca Cola, or promote the artist whose music is featured on the device, as in the case of Justin Bieber, Lady Gaga, Florence + the Machine and other major recording artists. We manufacture our Playbutton device according to the specifications and customized details of our customers. The Playbutton device can be produced with up to 16 GB of memory, thereby allowing artist, brands and others to also offer video content by way of the device in addition to music. We believe that the Playbutton represents a unique opportunity for artists and brands to engage in self-promotion and others to engage in marketing or self-expression through a personalized offering of digital music and video. The uniqueness of the Playbutton device is underscored by the fact as of the date of this prospectus approximately 59% of our sales have been generated by in-bound contacts from brands and recording artists and record labels. As well, 55% of our revenue has been generated from European clients even though our physical presence is solely in the US. In addition, we have direct access to a network of influential entertainment networks, music brands and talent that we have taken, and will continue to take, advantage of in the growth of our business.

We initially intend to distribute the Playbutton through three vertical markets, consisting of music, brands and special events. For music, our Playbutton represents a new medium to distribute and market albums, mix-tapes and merchandise, allowing fans to once again physically share their music while also embracing the digital future of the industry. For brands, our Playbutton and the music and other digital content loaded onto the Playbutton is a unique and stylish way for major brands to promote brand identity and loyalty, by making each user a walking billboard and advocate. This peer-to-peer marketing allows for increased brand recognition through its targeted spread. For special events, our Playbutton allows corporations, conventions and smaller groups to create a unique, personalized item to distinguish themselves from all others. This may be manifested through a corporate or convention “giveaway” of a specialized musical or video presentation or commemoration, a couple’s picture and songs for their wedding, a badge to show pride in a little league team, a memento for a sweet 16 birthday, a reunion souvenir or a way to identify with voters for election campaigns. With many companies trying to provide a unique offering to show self-expression, pride and loyalty, we believe the Playbutton is uniquely positioned to succeed across each of these markets.

Market

We have focused our initial efforts primarily on B2B relationships and have recently expanded into the B2C market through an e-commerce platform. The B2B market includes musicians worldwide and global brands. Within the music vertical, we have focused on partnering with the top record labels and pop artists with strong followings and a global imprint including Justin Bieber, Lady Gaga, Florence + The Machine, Chiddy Bang, The xx, Ingrid Michaelson, Owl City, Belle and Sebastian, Universal Music Group, Warner Music Group and Sony. With these partnerships, we have targeted middle school through college ages (12-22 year olds). We believe members of this age group are early adopters of trends, tech savvy, pop culture driven and have the top priority of fitting in with their peers, which makes them potential market drivers. Based on our internal research, the majority of this demographic do not own their own credit cards which are needed for digital downloads (e.g., iTunes), therefore their parents are purchasing the majority of their albums. Given this, we see a significant trend of young music fans purchasing physical albums (84% of Justin Bieber album purchases were in physical format in 2011).

In 2011, there were 413 million albums sold in the US for approximately $6 billion. Of that amount, premium vinyl album sales increased by 39% from 2010 to 2011. Since premium purchasers are believed to be less price sensitive and are actively seeking a higher valued product, we believe that value is not about price but about the balance between price and benefits. Our internal research suggests that with digital having no physical tangibility, the ‘super fan’ is still seeking to buy a physical or premium format of music. We believe the Playbutton provides recording artists and their labels with a unique opportunity to reach these premium purchasers who are looking for a special fan experience.

18

In the brand space, we have partnered with top trendsetting global corporations and fashion brands, including Coca Cola, Giorgio Armani, Hugo Boss, Gap, Diane Von Furstenberg, Becks Beer, Swarovski, Zara, Barneys New York, Bloomingdales and Top Man. We believe that by situating the Playbutton as a premium product through these brand partnerships has made its value significantly more sought after by all and, thus, the brand-marketing opportunity for Playbutton is the area of greatest potential. According to Zenith Optimedia, global advertising expenditures rose 8.8% in the first quarter of 2011 to $118 billion and a projected $465 billion for the year.

In the B2C, or special event, segment, we built a simple e-commerce platform that allows consumers to build and order their own customized Playbutton on-line. Our e-commerce site went live in June 2012. We intend to develop a more robust e-commerce platform which we believe will provide us with a high-margin, turn-key sales vertical with significant potential. For example, according to Weddingindustrystatistics.com, the high-end wedding industry alone grossed $9 billion in 2011, with 85,000 high-end weddings taking place with an average spent of $100,000 and averaged 204 attendees per wedding. Also, a February 2011 study conducted by PricewaterhouseCoopers, LLP on behalf of the Convention Industry Council estimates that in 2009 alone there were 1.8 million conventions, trade shows and other corporate and business meetings in the U.S. attended by 205 million participants which resulted in approximately of $31.1 billion of expenditures on meeting related commodities.

Goals and Strategy

Our goal is to become a leading content and branding company in the consumer technology space. By starting with the core offering of the Playbutton physical music player, and then complementing the Playbutton with a robust online advertising platform, customizable e-commerce capabilities and strategic acquisitions, we believe that we can become a definitive branding company across brands, musicians and special event markets.

The first phase of our company, from late-2011 through 2012, sought to demonstrate the markets for the Playbutton product. With a small team focused on supply chain development, intellectual property acquisition, key strategic partnerships, and quality control, we drove Playbutton sales of approximately $1,019,986 from late September 2011 to December 31, 2012 with orders from leading artists, corporations and fashion brands. We believe that the proof of concept and adoption for the product has been demonstrated, and a strong supply chain has been established to provide adequate sources of supply, significant scalability, a high-quality manufactured good and robust customization options.

Between December 2012 and May 2013, we raised $2,257,050 of net proceeds from the private placement sale of our securities. We intend to use a portion of the proceeds from that offering to finance an aggressive growth strategy based on strategic relationships with major distribution outlets and the creation of a commission-based sales force to pursue new markets, including European and Latin American expansion, and the hiring of an expanded leadership team with industry experience. Our goal is to deveop Playbutton to become a household name and product line connecting brands with their customers and fans. During this period, we intend to pursue the development of our product catalogue and the licensing and acquisition of complementary businesses.

Products and Service

The Playbutton is a fully customizable music player in a branded, wearable button. In its physical form, the Playbutton is a low cost MP3 digital music player, with the characteristics and quality of an iPod Shuffle, that can also hold digital video and audio content. The Playbutton is built to order and customizable according to the customer’s needs. Each Playbutton comes with:

•	Flash memory of between 128MB (approximately one hour of music) to 16GB (approximately 250 hours of music, thousands of pictures and even video content);
•	Battery life of up to six hours;
•	A USB cord providing connectivity to a personal or notebook computer for purposes of recharging the battery and transferring music and other digital files between the Playbutton and computer;
•	Controls for play/pause, volume, forward and back; and
•	A fully customizable button image and box artwork.

The standard Playbutton comes with 128MB or 2GB of flash memory, depending on customer specifications, which allows for one to 36 hours of music, respectively. For those customers who wish to use the Playbutton to provide video content, we can provide up to 16GB of memory. The Playbutton can come loaded with digital content (e.g., music, video or audio) or with no content for those customers who wish to load their own content or allow their end-users to do so. The device can be “locked” so that the pre-loaded digital content cannot be erased or added to, as in the case of record labels who intend that the Playbutton serve as a music album. Or it can be left in an “open” format so that any pre-loaded content can be erased, added to or replaced by simply dragging and dropping files to and from your computer. For those customers that utilize the Playbutton to offer exclusive video content, the device when attached to a computer by way of the USB cord will allow the user to run the video file on their personal or notebook computer.

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For fans, the Playbutton enables music lovers to listen to their favorite artists’ albums, show their pride and gain access to exclusive content all through the Playbutton device. For artists, Playbutton provides a new creative outlet and a way to connect with fans combining the visceral nature of music with the future of technology. In the future, we intend to develop a platform that will allow artists to post real-time content, contests or exclusive campaigns to their own Playbutton web-page granting their Playbutton fans exclusive access to a whole new realm of content. For advertisers, Playbutton provides a platform to relevantly connect their brand directly with their target markets in a creative and socially engaging way that can enhance brand awareness and higher levels of brand loyalty.

We initially intend to distribute the Playbutton through three vertical markets, consisting of music, brands and special events, as follows:

Music. The “Album” Playbutton is a complete music album from an individual artist with all songs pre-loaded and either locked on the device or in an open format for sharing with friends and moving from your Playbutton to your computer. The product is retailed on average between $17.99 and $25.99 per button, but has sold as high as $50.00 per button, and varies according to retail outlet and stakeholder preferences. Prior to downloadable music, MP3 players and streaming online, songs were listened to in complete album form either as a record, tape or CD. Listeners were encouraged to listen to full albums instead of skipping over tracks they didn’t immediately connect with. By providing the complete album in a locked format it allows listeners to once again discover the subtleties of the songs they had initially skipped over and the complete work of art.

As an example of the versatility of the Playbutton as an “album”, when global pop star, Justin Bieber, released his sophomore album, “Believe”, in June 2012, he used the Playbutton not only as an innovative platform for the album but also as a pre-release marketing tool prior to the launch of the much anticipated album. Bieber’s fan club designed and purchased Playbuttons that included on the button the same artwork as the Believe album cover. The Playbutton was delivered up to one week before the album release and came with no music pre-loaded on the device. Fans were encouraged to put the already released album single and their favorite Bieber hits on their Playbutton and, on the album release day, those who had the “Believe” Playbutton were able to easily download, without further charge, the entire album to their Playbutton with their unique redemption code received with each “Believe” Playbutton. By wearing the “Believe” pre-release Playbutton, fans could show their pride, build their sense of community and promote their favorite artist’s new album to their friends. Each super fan became a walking advertisement for the upcoming album release, thus creating awareness and promotion in Bieber’s key demographic.

 Brand. The “Brand” Playbutton can be customized on a case-by-case basis including customizable artwork, button size, memory space and open or closed source. The price is on a sliding scale based on quantity and product customization with a minimum wholesale price of $7.35 per button and a maximum of $10.55 per button. We believe there are significant marketing possibilities for the “Brand” Playbutton. Professional sports teams can hand out team issued Playbuttons at games. Fashion brands can give away Playbuttons with a purchase of an item. Financial firms can gift them as holiday presents to their employees. Universities can sell them at the bookstore. Retail stores can sell them at the checkout counter. Movies can hand them out at red carpet previews.

As an example of the “Brand” Playbutton, during the 2011 holiday season, Barneys New York dedicated an entire floor of its Madison Avenue flagship store for a specific artist, Lady Gaga. Working with the Barneys New York team, a sprawling fantasyland, reflecting Gaga’s interpretation of Santa’s Workshop, was fully stocked with all of her favorite things from around the world, including her limited edition Playbutton. Each Playbutton retailed for $50 and was a re-release of Lady Gaga’s blockbuster album, “Born This Way”, featuring additional bonus tracks. This Playbutton was kept in its locked format to keep the exclusivity of this collector’s item.

Specialized Events. The “Specialized Events” or “Create Your Own” Playbutton is an open source MP3 Playbutton where you can customize your own button artwork. Simply upload an image and edit it on our website. This Playbutton is perfect for conventions, trade shows, corporate events, weddings, birthday parties, youth sports teams, etc. The “Specialized Events” product is priced from $10.99 - $21.99 per Playbutton (depending on product specifications) with a minimum required purchase of 25 units. We will seek to decrease our minimum order quantity over time allowing individuals to customize one-off Playbuttons for a significant other, as postcards or simply to capture a memory or time-period.

As an example of the “Specialized Events” Playbutton, in conjunction with her annual DVF awards, iconic designer and philanthropist, Diane Von Furstenberg, curated the ‘Proud to be Woman Vol. 3’, Playbutton to benefit Vital Voices. The awards aimed to raise awareness around various women’s causes and honored Oprah Winfrey, Jessica Alba, Fran Lebowitz and Nancy Pelosi, all of whom were gifted a custom-designed Playbutton. The world-famous designer then extended the invitation to help celebrate International Women’s Day by making the special-edition Playbuttons available for sale online and in DVF stores across the globe for $28.00.

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As our brand recognition and relationships with recording labels grow, we believe we will have the opportunity to market our Playbutton devices as a music distribution device in direct competition with CDs. In addition, we will pursue the distribution and sale of our device as a low cost, open source MP3 player in direct competition with the iPod Shuffle and other entry-level digital music devices.

Marketing

The Playbutton is inherently a branding platform. Given this, we aim to market our product through our partnerships with influential artists and global brands. By leveraging their following and fan base, we can extend our reach far beyond our own Playbutton supporters in a low cost way. As an early example, Justin Bieber released his album on Playbutton and recently posted a video of Playbutton (that aired on Fox News) to his Facebook following of over 45 million fans. By leveraging his enormous fan base, in one day we encountered 40 times the number of daily views averaged on our website.

We also intend to develop a robust online and social media presence to build a loyal user community. By growing our user base through our partner clients, we will engage customers through their favorite artists or brands. We also intend to hire a vice president of marketing to directly work with external PR and marketing partners to create strategic campaigns in our key markets. Our campaigns will be focused on our three verticals within our key demographic and consist of sponsorships, partnerships and events using our brand and product in unique ways. As well, we will be hiring a commission based direct sales force and bring on strategic advisors to focus on targeted global brands, artists and retail outlets. As part of our distribution strategy, we are developing several alternative distribution channels too, including agents and resellers for various industries like weddings and private events as well as college campus outreach. Agents and resellers will be independent individuals and organizations, respectively, selling our products for revenue-based commissions.

Manufacturing

Our Playbutton device is manufactured by outsourcing partners located in China. We work closely with two factory partners based in Shenzhen, China. We also have a small team on the ground in China, which oversees all production, sourcing and product engineering. One of our factory partners sources, builds and produces large orders starting at 1,200 units and our other factory partner sources, builds and produces our smaller orders ranging from one-off Playbuttons to 1,199 unit orders. We also work with a third-party inspection agency to ensure a high-quality product with defect rate of one-in-1,000. We also have engaged a logistics partner, also based in China, to oversee on-time delivery and cost savings efforts. With a front to back lead-time of three weeks on virtually any production size, we believe we have the capacity to fulfill orders as small as one Playbutton and as large as hundreds of thousands within a month turnaround, with the potential to scale as we grow.

The components that make up approximately 72% of our cost of goods are found in the battery, PCBA (circuit board) and flash memory card. While these components are readily available from a number of suppliers, the cost of each component has historically been subject to significant price fluctuations based on supply and demand. We have not entered into any agreements for the supply of components and we do not expect to until such time as our sales growth allows us to purchase in larger quantities on a regular basis thus reducing costs farther.

Competition

The Playbutton is a multi-faceted device that competes on several levels. We intend to focus our marketing efforts on the Playbutton as a unique marketing and branding tool for artist and brands. In addition, the Playbutton’s appeal as a fashionable and customizable music/video player allows it to compete as a promotional or gift product. Finally, the Playbutton can also serve as a music distribution device.

Even though the Playbutton is unique in that it is positioned to span over three different verticals, each of our target markets are highly competitive and we will be confronted by competition in all areas of our business. In addition, the great majority of our competitors have far greater experience and resources than we do. In addition, the marketing of any product or service that, like the Playbutton, relies on the element of fashion and style, is subject to intense competition from other products and services that seek to influence and respond to evolving styles, trends and personal tastes. As a music player, the Playbutton must compete with well-established music player devices, most importantly the iPod and iPod Shuffle devices manufactured by Apple, Inc., as well as smartphones, virtually all of which can operate as a music player device. As a music distribution device, the Playbutton will have to compete directly with a well-established music distribution industry, including traditional CDs and downloadable music content such as Apple’s iTunes Store.

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Intellectual Property and Proprietary Rights

We own three U.S. design patents and one U.S. utility patent for a portable media player in the form of a button, including the U.S. Patent No.D645,473 issued on September 9, 2011, U.S. Patent No. D657,775 issued on April 17, 2012, U.S. Patent No.D669,500 issued on October 23, 2012, a U.S. utility patent which was allowed in March 2013 but for which no patent number has been issued as of the date of this prospectus. We also have applied for three additional design and utility patents in the U.S. We have filed an international patent application under the Patent Cooperation Treaty and applied for a utility patent in Canada. We also own the U.S. and European registered trademarks for the mark “Playbutton”.

We acquired our patents, patent applications and trademarks from Parte, LLC pursuant to an Intellectual Property Purchase Agreement dated October 15, 2012 between us and Parte. Parte is a 22.5% shareholder of our company and Parte’s controlling principal is Nick Dangerfield, a member of our board of directors and the inventor of the Playbutton. We acquired all of the intellectual property relating to the Playbutton from Parte in consideration of our issuance of 892,375 shares of our common stock. In addition, we issued to Parte an irrevocable, royalty-free license to manufacture and sell Playbuttons in Japan, South Korea and Taiwan.

Government Regulation

Our business is subject to federal, state and international laws relating to the manufacture and sale of electronic devices and the distribution of proprietary content.

Employees

As of the date of this prospectus, we employ seven people on a full-time basis, including our chief executive officer, a director of client relations, a director of client relations, an operations coordinator and two employees in Asia who oversee our component sourcing, product engineering and contract manufacturing operations.  We also employ three part time staff members, including a controller, a bookkeeper and a retained external salesperson.  We intend to add a vice president of sales and partnerships and a commission based external sales force in Europe during the next twelve months.

Property

We currently sublease 500 square feet in New York, New York on a month-to-month basis from a non-profit organization affiliated with our largest shareholder at the lease rate of $1,500 per month.

Litigation

There are no pending legal proceedings, other than routine litigation incidental to our business, to which we or our properties are subject.

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MANAGEMENT

Set forth below are our directors and officers:

Name	Age	Position

Mark Hill	61	Chairman of the Board

Adam Tichauer	29	President, Chief Executive Officer and Chief Financial Officer

Adam Braun	29	Director

James Canton, Ph.D.	60	Director

Nick Dangerfield	39	Director

Mark Hill has served as our chairman of the board since December 18, 2012. Mr. Hill is a licensed attorney and has been engaged in the private practice of law since September 2006, most recently as a partner with the Fort Worth, Texas law firm Myers Hill. Between 1997 and 2006, Mr. Hill served in various senior officer positions with RadioShack Corporation (formerly Tandy Corporation), most recently as senior vice president and chief business development and strategy officer. Mr. Hill was responsible for product development and innovation as well as worldwide manufacturing during a portion of his tenure with RadioShack. We believe that Mr. Hill is qualified to serve on our board of directors because of his considerable knowledge and experience in the areas corporate leadership and business development.

Adam Tichauer has served as our president, chief executive officer and chief financial officer since December 18, 2012. Mr. Tichauer has also served as president and chief executive officer of Playbutton, LLC since its inception in September 2011. From April 2007 to May 2008, Mr. Tichauer served as a client relationship manager with Thomson Reuters. From June 2008 to December 2008, Mr. Tichauer served as an associate business analyst with Knight Capital Group. From January 2009 to October 2009, Mr. Tichauer served as the founder and president of The Athlete’s Financial Advisor, a full service private wealth management firm solely for the professional athlete. From November 2009 to September 2011, Mr. Tichauer served as a director at Chelsea Piers BlueStreak, a sports-specific training center located in New York City. Since October 2008, Mr. Tichauer has served as president of the New York leadership council of Pencils of Promise, a non-profit organization devoted to building schools and increasing educational opportunities in the developing world.

Adam Braun has served as a member of our board of directors since December 18, 2012. Mr. Braun has also served as a director of Playbutton, LLC since its inception in September 2011. Since September 2011, Mr. Braun has served as a partner of Silent Media Group, where he leads the vetting and execution of the company’s transactions in the consumer technology, brand creation and startup spaces. From March 2010 to the present, Mr. Braun has also served as chief executive officer of Pencils of Promise, a non-profit organization founded by Mr. Braun devoted to building schools and increasing educational opportunities in the developing world. From July 2007 to March 2010, Mr. Braun served as a consultant to Bain & Company, a global management consulting firm where he represented Fortune 500 companies within consumer goods, retail, financial services, and private equity. We believe that Mr. Braun is qualified to serve on our board of directors because of his extensive experience and knowledge in the areas of the music industry and branding.

James Canton, Ph.D. has served as a member of our board of directors since December 18, 2012. Dr. Canton is a serial entrepreneur, adviser and social scientist. Dr. Canton is the chairman and chief executive officer of the Institute for Global Futures, a think tank he founded in 1990 that advises global Fortune 1000 companies and governments on innovation and trends. He serves on the board of directors of AirTouch Communications, Inc., Student Loan Finance Corporation Inc., IKOR, and 800 Commerce, Inc. Previously Dr. Canton was an executive at Apple Computer and served on the original Mac team in 1983 as a business and strategic planning executive, where he worked on the introduction of the Macintosh Computer, artificial intelligence and next generation computing applications for business, medicine and science. He was also a partner in an investment banking firm, Swiss Occidental AG, and served on the advisory boards of MIT's Media Lab and Motorola Corporation. Dr. Canton is the author of “Technofutures” and “The Extreme Future.” We believe that Dr. Canton is qualified to serve on our board of directors because of his considerable knowledge and experience in the areas of technology and business management.

Nick Dangerfield has served as a member of our board of directors since December 18, 2012. Mr. Dangerfield is the developer of the Playbutton concept and the inventor on the design patents relating to the product, and has also served as a director of Playbutton, LLC since its inception in September 2011. Since July 2010, Mr. Dangerfield has served as the president and principal owner of Parte, LLC, which will operate as a licensee of the Playbutton business in Japan, Taiwan and South Korea. From October 2006 to July 2010, Mr. Dangerfield served as director of foreign business for Powershovel, Ltd., a Tokyo-based business engaged in the design, planning and sale of cameras and accessories. Prior to October 2006, Mr. Dangerfield practiced as a mergers and acquisitions lawyer in a number of European countries. We believe that Mr. Dangerfield is qualified to serve on our board of directors because of his extensive knowledge of our product, having been the inventor of the Playbutton and related intellectual property, and his knowledge and experience in the in the areas of the product development.

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Executive Compensation

The following table sets forth the compensation paid by us to our chief executive officer and to all other executive officers for services rendered during the fiscal years ended December 31, 2012 and 2011. In reviewing the table please note that the reported compensation includes all amounts paid by Playbutton, LLC and Playbutton Corporation.

Name and Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	All Other Compensation (g)	Total (h)

Adam Tichauer, President and CEO	2012	60,231	–	14,765	–	–	74,996
	2011	13,615	–	–	–	–	13,615

The dollar amounts in columns (e) reflect the value of shares granting during the fiscal year ended December 31, 2012 in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in footnote (2) to our audited financial statements for the fiscal year ended December 31, 2012.

Narrative Disclosure to Executive Compensation Table

As of the date of this prospectus, Mr. Tichauer is our only executive officer. Mr. Tichauer is employed by us pursuant to an “at-will” arrangement. Mr. Tichauer’s salary is $120,000 per year as of the date of this prospectus and he is also entitled to receive all health and other benefits made available to our employees generally. On March 1, 2012, our predecessor, Playbutton, LLC, granted to Mr. Tichauer 167 membership units of Playbutton, LLC pursuant to a unit award agreement. All of the membership units were subject to vesting and risk of forfeiture based on the failure of Mr. Tichauer to remain in the continuous employ of Playbutton, LLC through the vesting date. In connection with our acquisition of all of the outstanding membership units of Playbutton, LLC in exchange for our common shares in December 2012, Mr. Tichauer received 199,659 shares of common stock and agreed that all such shares would remain subject to the vesting and risk of forfeiture provisions of his unit award agreement. Pursuant to the unit award agreement, none of the 199,659 shares of our common stock held by Mr, Tichauer have vested. Provided that he remains in the continuous employment of our company, 132,840 shares will vest on October 1, 2013 and an additional 5,568 shares shall vest each month thereafter. The executive compensation table above reflects in column (e) the value of the 199,659 share grant as of the date of grant based on the assumption that Mr. Tichauer will remain in our employment through the last vesting date and that all such shares shall eventually vest.

2012 Director Compensation Table

Name (a)	Fees Earned (b)	Option Awards (c)	All Other Compensation (d)	Total (e)
Mark Hill	$10,000	$90,670	$–	$100,670
Adam Braun	$–	$–	–	$–
James Canton	$–	$–	$–	$–
Nick Dangerfield	$–	$–	–	$–

The dollar amounts in columns (c) and (e) reflect the values of equity awards as of the grant date, in accordance with ASC 718, Compensation-Stock Compensation, and, therefore, do not necessarily reflect actual benefits received by the individuals. Assumptions used in the calculation of these amounts are included in footnote (8) to our audited financial statements for the year ended December 31, 2012.

Narrative Disclosure to Director Compensation Table

We have agreed to compensate our chairman of the board, Mark Hill, for his services as chairman at the rate of $40,000 per year. In connection with his appointment, we also agreed to grant Mr. Hill an option to purchase 150,000 shares of our common stock, at an exercise price of $1.00 per share. The option vests in three 50,000 share installments on each of the first three anniversaries of his appointment to our board. We have not agreed to compensate any other member of our board for their service as a director.

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All of our directors will receive reimbursement for out-of-pocket expenses for attending board of directors meetings. In the future, our outside directors may receive an attendance fee for each meeting of the board of directors or other forms of compensation. From time to time, we may also engage certain future outside members of the board of directors to perform services on our behalf and we will compensate such persons for the services which they perform.

Outstanding Equity Awards at December 31, 2012

Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (b)	Market Value of Shares or Units of Stock That Have Not Vested (c)
Adam Tichauer, CEO	199,569	$199,569

Narrative Disclosure to Equity Award Table

Mr. Tichauer holds 199,659 shares of common stock received in connection with a compensatory equity grant in March 2012. All such shares are subject to vesting and risk of forfeiture pursuant to a unit award agreement. Pursuant to the unit award agreement, and provided that Mr. Tichauer remains in the continuous employment of our company, 132,840 shares will vest on October 1, 2013 and an additional 5,568 shares shall vest each month thereafter. The shares have been valued as of December 31, 2012 at $1.00 per share, based on the price per share of our private placement of securities underway at such time.

Compensation Committee Interlocks and Insider Participation

Our board of directors has not established a compensation committee and as of the date of this prospectus all decisions and matters relating to executive compensation are handled by our board. No member of our board of directors is employed by us or our subsidiary. None of our executive officers serve on the board of directors of another entity, whose executive officers serves on our board of directors. None of our officers or employees participate in deliberations of our board of directors concerning executive officer compensation.

Limitation of Liability of Directors and Indemnification of Directors and Officers

The Delaware General Corporation Law provides that corporations may include a provision in their certificate of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. In addition to the foregoing, our bylaws provide that we may indemnify directors, officers, employees or agents to the fullest extent permitted by law and we have agreed to provide such indemnification to each of our directors.

The above provisions in our certificate of incorporation and bylaws and in the written indemnity agreements may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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Related Party Transactions, Promoters and Director Independence

On October 15, 2012, we entered into a Unit Exchange Agreement with Playbutton, LLC and the members of Playbutton, LLC pursuant to which the members of Playbutton, LLC agreed to transfer to us all of the issued and outstanding membership interests of Playbutton, LLC in exchange for our issuance of 3,384,079 shares of our common stock to the members of Playbutton, LLC. Upon the close of the transactions under the Unit Exchange Agreement, Playbutton, LLC became our wholly-owned operating subsidiary and the former members of Playbutton, LLC, as a group, become our controlling shareholders. Adam Braun and Nick Dangerfield, each of whom serve on our board of directors and collectively beneficially own 51.9% of our outstanding common shares, were the founders of Playbutton, LLC and collectively owned approximately 94% of Playbutton, LLC at the time of the close of the Unit Exchange Agreement. Adam Braun and Nick Dangerfield are considered to be our “promoters” as such term is defined by the SEC.

In connection with our acquisition of Playbutton, LLC, on October 15, 2012, Playbutton, LLC entered into an Intellectual Property Purchase Agreement with Parte, LLC, the owner of the patents, trademark and other proprietary rights relating to the Playbutton product. Parte is owned by Nick Dangerfield, the inventor of the Playbutton and a director and significant shareholder of our company. In September 2011, Playbutton, LLC had entered into a license agreement with Parte pursuant to which Parte granted Playbutton, LLC the exclusive rights to use the patents, trademark and other proprietary rights relating to the Playbutton product in all areas of the world other than Japan, Taiwan and South Korea. Pursuant to the Intellectual Property Purchase Agreement, Parte sold to Playbutton, LLC all right, title and interest in and to all patents, trademark and other proprietary rights relating to the Playbutton product in consideration of our issuance of 892,375 shares of our common stock to Parte. In addition, Playbutton, LLC entered into a License Agreement with Parte pursuant to which Playbutton, LLC granted to Parte, effective as of the close of the transactions under the Intellectual Property Purchase Agreement, an exclusive, perpetual and royalty free license to use the Playbutton intellectual property in Japan and a non-exclusive, perpetual and royalty free license to use the Playbutton intellectual property in Taiwan and South Korea.

On December 20, 2012, we entered into a consulting agreement with Parte, LLC to provide marketing and business development services. Parte is to be compensated $4,000 per month for its services. In addition, we compensated Parte $36,000 for consulting services provided during the period April 1, 2012 through December 31, 2012.

We sublease our office space on a month-by-month basis, at a lease rate of $1,500 per month, from a non-profit organization affiliated with Adam Braun, who serves on our board of directors and beneficially owns 29.4% of our outstanding common shares.

Except for the above transactions, we have not entered into, nor do we expect to enter into, any transactions of any value with any of our directors, officers, five percent stockholders, promoters or any of their family members or affiliates, including entities of which they are also officers or directors or in which they have a financial interest. We have, however, adopted a policy that any transactions that we might enter into with related parties or promoters will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of our board.

We consider Mark Hill, Adam Braun and Dr. James Canton Ph.D. to be independent directors as such term is defined by the listing rules of the Nasdaq Stock Market.

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PRINCIPAL STOCKHOLDERS

The table below sets forth the beneficial ownership of our common stock as of the date of this prospectus by:

•	All of our directors and executive officers, individually;

•	All of our directors and executive officers, as a group; and

•	All persons who beneficially owned more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 7,528,550 shares of our common stock outstanding as of the date of this prospectus. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of the date of this prospectus, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. The address of each of the persons listed below is c/o Playbutton Corporation, 37 W. 28th Street, 3rd Floor, New York, New York 10001.

In reviewing the table below, please note that:

•	The shares attributable to Adam Braun are held of record by Silent Ventures, LLC, a limited liability company controlled by Adam Braun.

•	The shares attributable to Nick Dangerfield are held of record by Parte, LLC, a limited liability company controlled by Mr. Dangerfield.

•	The shares attributable Mary Clair Finney include shares held by record by RTCS, Ltd., of which Ms. Finney serves as president.

•	The shares attributable to John Lemak include shares held of record by Sandor Capital Master Fund and JSL Kids Partners.

•

The shares attributable to Julie Krupula include shares held of record by the Madeline Holmes Esping 2003 Trust, the Charlotte Marie Esping 2003 Trust, the William Perry Esping, Jr. 2003 Trust, Eminence Interests LP, and WPE Kids Partners, LP, each of which Ms. Krupula serves as the trustee or general partner.

Name	Number of Shares	Percentage Owned
Mark Hill	100	*
Adam Tichauer	-0-	-0-
Adam Braun	2,213,973	29.4%
Nick Dangerfield	1,694,307	22.5%
James Canton	241,482	3.2%
Mary Clare Finney	500,000	6.6%
John Lemak	400,000	5.3%
Julie Krupala	380,000	5.0%
Directors and executive officers as a group	4,149,862	55.1%

__________________

*Less than one percent.

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DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 25,000,000 shares of common stock. As of the date of this prospectus, there are 7,528,550 shares of our common stock issued and outstanding. Except as described below, there are no other agreements or outstanding options, warrants or similar rights that entitle their holder to acquire from us any of our equity securities.

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally. Shareholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up of the company to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription rights or cumulative voting rights.

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Unit Warrants

Between October 2012 and April 2013, we conducted the private placement sale of 1,264,275 units of our securities at the offering price of $2.00 per unit. Each unit consisted of two shares of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $1.50 per share. As of the date of this prospectus, there are 1,264,275 unit warrants outstanding.

The unit warrants include customary anti-dilution provisions and “cashless exercise” or “net exercise” provisions that may be exercised by the holder at any time after the one year anniversary of the close of the minimum offering if at such time there is no effective registration statement covering the resale of the common shares underlying the warrant. The unit warrants are redeemable by us, at our option, at a price of $0.001 per warrant, upon not less than 10 days prior written notice to the holder provided that our common shares are publicly traded, the closing sales price of our common shares is at least $2.50 per share for 20 consecutive trading days and at the date of the redemption notice and during the entire redemption period there is an effective registration statement covering the resale of the common shares issuable upon exercise of the warrants. During the redemption period the warrants may be exercised by the holders of the warrants. The unit warrants also include customary “blocking” provisions prohibiting the holder from exercising the warrants to the extent that as a result of such exercise the holder would beneficially own more than 4.99% of our common shares (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%).

Stock Incentive Plan

We have adopted the Playbutton 2012 Equity Incentive Plan providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock and for the grant of restricted share grants. We have reserved 1,200,000 shares of our common stock under the plan. The purpose of the plan is to provide eligible participants with an opportunity to acquire an ownership interest in our company. All officers, directors, employees and consultants to our company are eligible to participate under the plan. The plan provides that options may not be granted at an exercise price less than the fair market value of our common shares on the date of grant. As of the date of this prospectus, there are outstanding options which entitle their holders to purchase 150,000 shares of our common stock at an exercise price of $1.00 per share. All of the options are subject to vesting based on the holders’ continued service to Playbutton.

Conditional Stock Issuance

On March 1, 2012, our predecessor, Playbutton, LLC, granted to certain employees a total of 373 membership units of Playbutton, LLC pursuant to separate unit award agreements. All of the membership units were subject to vesting and risk of forfeiture based on the failure of the employees to remain in the continuous employ of Playbutton, LLC through the vesting date. At the time of the issuance of the compensatory units, the largest member of Playbutton, LLC, Silent Ventures, LLC, an investment vehicle owned and controlled by Adam Braun, agreed to protect the other members of Playbutton, LLC from dilution based on the compensatory grants by cancelling 373 membership units then held by Silent Ventures, LLC, provided, that if any of the compensatory membership units failed to vest and were forfeit, Silent Ventures, LLC would receive, for no consideration, a number of membership units equal to the compensatory units that were forfeit.

28

In connection with our acquisition of all of the outstanding membership units of Playbutton, LLC in exchange for our common shares in December 2012, all of the parties agreed that the restrictions and rights relating to the compensatory membership units would apply to the common shares issued by us in exchange for the compensatory membership units. Consequently, the recipients of the compensatory unit grants received a total of 296,000 shares of common stock and agreed that all such shares would remain subject to the vesting and risk of forfeiture provisions of their unit award agreement. In addition, we agreed that if any of such shares failed to vest and were forfeit, Silent Ventures, LLC would receive, for no consideration, a number of our common shares equal to the shares that were forfeit. As of March 31, 2013, 241,245 shares remain subject to vesting and risk of forfeiture and, consequently, Silent Ventures, LLC is eligible to receive up to 241,245 shares of our common stock in the event that all or any part of such shares fail to vest and are forfeit.

Transfer Agent

The transfer agent for our common stock is Nevada Agency and Transfer Company, 50 West Liberty Street Suite 880, Reno, Nevada.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Irvine, California.

EXPERTS

Li and Company, PC has audited, as set forth in their report appearing elsewhere in this prospectus, our financial statements for the period from inception (September 8, 2011) through December 31, 2011 and as of and for the fiscal year ended December 31, 2012. We have included our financial statements in the prospectus in reliance on Li and Company, PC’s report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

Upon the effectiveness of our registration statement on Form S-1, of which this prospectus is made part, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied, at prescribed rates, at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

29

Playbutton Corporation

December 31, 2012 and 2011

Consolidated Financial Statements

Index to the Consolidated Financial Statements

Contents	Page(s)

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at December 31, 2012 and 2011	F-3

Consolidated Statements of Operations for the Year Ended December 31, 2012 and for the Period from September 8, 2011 (Inception) through December 31, 2011	F-4

Consolidated Statement of Members’ and Stockholders’ Equity for the Period from September 8, 2011 (Inception) through December 31, 2012	F-5

Consolidated Statements of Cash Flows for the Year Ended December 31, 2012 and for the Period from September 8, 2011 (Inception) through December 31, 2011	F-6

Notes to the Consolidated Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Playbutton Corporation

New York, New York

We have audited the accompanying consolidated balance sheets of Playbutton Corporation (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2012 and for the period from September 8, 2011 (inception) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2012 and for the period from September 8, 2011 (inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/Li and Company, PC

Li and Company, PC

Skillman, New Jersey

May 14, 2013

F-2

Playbutton Corporation

Consolidated Balance Sheets

	December 31, 2012	December 31, 2011

Assets:
Cash	$2,138,675	$281,104
Accounts receivable, net	20,548	–
Accounts receivable - related parties, net	9,488	–
Inventories	1,100	–
Prepaid expenses and other current assets	7,776	3,190
Due from related party	250	250
Total current assets	2,177,837	284,544

Total assets	$2,177,837	$284,544

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable and accrued expenses	$70,093	$49,085
Due to related party	450	6,824
Total current liabilities	70,543	55,909

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.0001 par value; 25,000,000 shares authorized; 7,500,000 and 3,384,079 shares issued and outstanding, respectively	750	338
Additional paid in capital	3,173,238	249,912
Accumulated deficit	(1,066,694)	(21,615)
Total Stockholders' Equity	2,107,294	228,635

Total Liabilities and Stockholders' Equity	$2,177,837	$284,544

See accompanying notes to the consolidated financial statements.

F-3

Playbutton Corporation

Consolidated Statements of Operations

		For the Period from
	For the Year	September 8, 2011
	Ended	(inception) through
	December 31, 2012	December 31, 2011

Sales
Product sales- net	$638,091	$366,125
Product sales related party- net	15,770	–
Shipping revenue	29,602	–
Total	683,463	366,125

Cost of sales	526,116	307,130

Gross profit	157,347	58,995

Operating expenses
Compensation	903,813	21,629
Professional Fees	146,220	15,224
General and administrative expenses	152,926	44,035
Total operating Expenses	1,202,959	80,888

Loss from operations	(1,045,612)	(21,893)

Other income (expenses)
Interest income	18	–
Miscellaneous income	953	278

Total other income (expense)	533	278

Net loss	$(1,045,079)	$(21,615)

Net loss per common share - basic and diluted	$(0.29)	$(0.01)

Weighted average common shares outstanding - basic and diluted	3,662,725	3,384,079

See accompanying notes to the consolidated financial statements.

F-4

Playbutton Corporation

Consolidated Statement of Members' and Stockholders' Equity

For the Period from September 8, 2011 (Inception) through December 31, 2012

	Member	Common Stock		Additional Paid-In	Accumulated	Stockholders'
	Interest	Shares	Amount	Capital	Deficit	Equity

Balance September 8, 2011 (Inception)	$250,250	–	$–	$–	$–	$250,250

Common stock issued to LLC members for LLC membership interests		3,384,079	338	(338)

Reclassification of LLC member capital as additional paid-in capital	(250,250)			250,250		–

Stock issuance costs		–	–	–	–	–

Net loss					(21,615)	(21,615)
Balance, December 31, 2011	–	3,384,079	338	249,912	(21,615)	228,635

Common stock issued for cash		723,546	72	1,428		1,500

Common stock and warrants issued for cash		2,500,000	250	2,499,750		2,500,000

Common stock issued for intellectual property and compensation		892,375	89	703,102		703,191

Stock options issued for services				6,588		6,588

Stock issuance costs				(287,541)		(287,541)

Net loss for the year ended December 31, 2012					(1,045,079)	(1,045,079)

Balance, December 31, 2012	$–	7,500,000	$750	$3,173,238	$(1,066,694)	$2,107,294

See accompanying notes to the consolidated financial statements.

F-5

Playbutton Corporation

Consolidated Statements of Cash Flows

		For the Period from
	For the Year	September 8, 2011
	Ended	(inception) through
	December 31, 2012	December 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,045,079)	$(21,615)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	709,779	–
Changes in operating assets and liabilities:
Accounts receivable	(20,548)	–
Accounts receivable - related party	(9,488)	–
Inventories	(1,100)	–
Prepaid expenses and other assets	(4,586)	(3,190)
Accounts payable and accrued expenses	21,008	49,085
Net Cash Provided by (Used in) Operating Activities	(350,014)	24,280

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2,501,500	250,000
Stock issuance costs	(287,541)	–
Proceeds from related party loans	–	6,824
Repayment of related party loans	(6,374)	–
Net Cash Provided By Financing Activities	2,207,585	256,824

Net Change in Cash	1,857,571	281,104

Cash - Beginning of Period	281,104	–

Cash - End of Period	$2,138,675	$281,104

SUPPLEMENTARY CASH FLOW INFORMATION:
Income taxes paid	$–	$–
Interest paid	$438	$–

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Purchase of intellectual property for company common stock	$–	$–
Common stock issued for note receivable	$–	$250

See accompanying notes to the consolidated financial statements.

F-6

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Note 1 - Nature of Operations

Playbutton Corporation

Playbutton Corporation (“Company”) was formed on October 12, 2012 under the laws of the State of Delaware under the name Playbutton Acquisition Corp. On February 21, 2013, the Company changed its corporate name to Playbutton Corporation. The Company was formed for the purpose of acquiring Playbutton, LLC, a Delaware limited liability company (“Playbutton LLC”) engaged in the business of marketing its core product, the Playbutton, a customizable music player housed in a branded, wearable button.

Playbutton, LLC

Playbutton, LLC was organized as a Limited Liability Company on September 8, 2011 under the laws of the State of Delaware.

Acquisition of Playbutton, LLC (“LLC”) by Playbutton Acquisition Corp.

On October 15, 2012, the Company entered into and on December 18, 2012 consummated a unit exchange agreement (“Unit Exchange”) with Playbutton LLC and the members of Playbutton LLC. The Company issued 3,384,079 shares of the Company’s common stock to the members of Playbutton LLC in exchange for the members transfer of all of the outstanding membership units of Playbutton LLC.

As a result of the controlling financial interests of the former members of LLC, for financial statement reporting purposes, the merger between the Company and Playbutton LLC has been treated as a reverse acquisition with Playbutton LLC deemed the accounting acquirer and the Company deemed the accounting acquiree under the acquisition method of accounting in accordance with section 805-10-55 of the FASB Accounting Standards Codification. The reverse acquisition is deemed a capital transaction and the net assets of Playbutton LLC (the accounting acquirer) are carried forward to the Company (the legal acquirer and the reporting entity) at their carrying value before the acquisition. The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Playbutton LLC which are recorded at their historical cost. The equity of the Company is the historical equity of Playbutton LLC retroactively restated to reflect the number of shares issued by the Company in the transaction.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The Company applies the guidance of Topic 810 “Consolidation” of the FASB Accounting Standards Codification to determine whether and how to consolidate another entity. Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries—all entities in which a parent has a controlling financial interest—shall be consolidated except (1) when control does not rest with the parent, the majority owner; (2) if the parent is a broker-dealer within the scope of Topic 940 and control is likely to be temporary; (3) consolidation by an investment company within the scope of Topic 946 of a non-investment-company investee. Pursuant to ASC Paragraph 810-10-15-8 the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree. The Company consolidates all less-than-majority-owned subsidiaries, in which the parent’s power to control exists.

F-7

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

The consolidated financial statements include all accounts of the entities as of the reporting period ending date(s) and for the reporting period(s) as follows:

Entity	Reporting period ending date(s) and reporting period(s)

Playbutton Corporation	As of December 31, 2012 and for the period from October 12, 2012 (inception) through December 31, 2012

LLC	As of December 31, 2012 and 2011, for the year ended December 31, 2012 and for the period from September 8, 2011 (inception) through December 31, 2011

All inter-company balances and transactions have been eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; the carrying value, recoverability and impairment, if any, of long-lived assets, including the values assigned to and the estimated useful life of office equipment; underlying assumptions to estimate the fair value of warrants and options; income tax rate, income tax provision, deferred tax assets and the valuation allowance of deferred tax assets. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by paragraph 820-10-35-37 of the FASB Accounting Standards Codification are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

F-8

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not, however, practical to determine the fair value of advances from stockholders and management services from stockholder, if any, due to their related party nature.

Fair Value of Non-Financial Assets or Liabilities Measured on a Recurring Basis

The Company’s non-financial assets include inventories. The Company identifies potentially excess and slow-moving inventories by evaluating turn rates, inventory levels and other factors. Excess quantities are identified through evaluation of inventory aging, review of inventory turns and historical sales experiences. The Company provides lower of cost or market reserves for such identified excess and slow-moving inventories. The Company establishes a reserve for inventory shrinkage, if any, based on the historical results of physical inventory cycle counts.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The Company follows paragraph 310-10-50-9 of the FASB Accounting Standards Codification to estimate the allowance for doubtful accounts. The Company performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.

Outstanding account balances are reviewed individually for collectability. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Bad debt expense is included in general and administrative expenses, if any. Pursuant to paragraph 310-10-50-2 of the FASB Accounting Standards Codification account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company has adopted paragraph 310-10-50-6 of the FASB Accounting Standards Codification and determine when receivables are past due or delinquent based on how recently payments have been received.

The Company does not have any off-balance-sheet credit exposure to its customers.

Inventories

Inventory Valuation

The Company values inventories, consisting of finished goods, at the lower of cost or market. Cost is determined on the first-in and first-out (“FIFO”) method for finished goods. Cost of finished goods comprises direct materials, and freight. The Company reduces inventories for the diminution of value, resulting from product obsolescence, damage or other issues affecting marketability, equal to the difference between the cost of the inventory and its estimated market value.  Factors utilized in the determination of estimated market value include (i) current sales data and historical return rates, (ii) estimates of future demand, (iii) competitive pricing pressures, (iv) new product introductions, (v) product expiration dates, and (vi) component and packaging obsolescence.

F-9

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Inventory Obsolescence and Markdowns

The Company evaluates its current level of inventories considering historical sales and other factors and, based on this evaluation, classify inventory markdowns in the income statement as a component of cost of goods sold pursuant to Paragraph 420-10-S99 of the FASB Accounting Standards Codification to adjust inventories to net realizable value. These markdowns are estimates, which could vary significantly from actual requirements if future economic conditions, customer demand or competition differ from expectations.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

F-10

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Stock-Based Compensation for Obtaining Employee Services

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur. If the company is a newly formed corporation or shares of the company are thinly traded the use of share prices established in the company’s most recent private placement memorandum (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs are as follows:

•	Expected term of share options and similar instruments: The expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding. Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value (or calculated value) of the instruments. Pursuant to Paragraph 718-10-S99-1, it may be appropriate to use the simplified method, i.e., expected term = ((vesting term + original contractual term) / 2), if (i) a company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) a company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) a company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

•	Expected volatility of the entity’s shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

•	Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

•	Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

F-11

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Equity Instruments Issued to Parties Other Than Employees for Acquiring Goods or Services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of Sub-topic 505-50 of the FASB Accounting Standards Codification (“Sub-topic 505-50”).

Pursuant to ASC Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur. If the company is a newly formed corporation or shares of the company are thinly traded the use of share prices established in the company’s most recent private placement memorandum (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs are as follows:

•	Expected term of share options and similar instruments: Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and holder’s expected exercise behavior into the fair value (or calculated value) of the instruments. The Company uses historical data to estimate holder’s expected exercise behavior. If the company is a newly formed corporation or shares of the company are thinly traded the contractual term of the share options and similar instruments is used as the expected term of share options and similar instruments as the company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

•	Expected volatility of the entity’s shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

•	Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

•	Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

Pursuant to ASC paragraph 505-50-25-7, if fully vested, non-forfeitable equity instruments are issued at the date the grantor and grantee enter into an agreement for goods or services (no specific performance is required by the grantee to retain those equity instruments), then, because of the elimination of any obligation on the part of the counterparty to earn the equity instruments, a measurement date has been reached. A grantor shall recognize the equity instruments when they are issued (in most cases, when the agreement is entered into). Whether the corresponding cost is an immediate expense or a prepaid asset (or whether the debit should be characterized as contra-equity under the requirements of paragraph 505-50-45-1) depends on the specific facts and circumstances. Pursuant to ASC Paragraph 505-50-45-1, a grantor may conclude that an asset (other than a note or a receivable) has been received in return for fully vested, non-forfeitable equity instruments that are issued at the date the grantor and grantee enter into an agreement for goods or services (and no specific performance is required by the grantee in order to retain those equity instruments). Such an asset shall not be displayed as contra-equity by the grantor of the equity instruments. The transferability (or lack thereof) of the equity instruments shall not affect the balance sheet display of the asset. This guidance is limited to transactions in which equity instruments are transferred to other than employees in exchange for goods or services. Section 505-50-30 provides guidance on the determination of the measurement date for transactions that are within the scope of this Subtopic.

F-12

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Pursuant to Paragraphs 505-50-25-8 and 505-50-25-9, an entity may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction shall be recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount shall not be reversed if a share option and similar instrument that the counterparty has the right to exercise expires unexercised.

Pursuant to ASC paragraph 505-50-30-S99-1, if the Company receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, there would be no recognition at the measurement date and no entry should be recorded.

Income Tax Provision

The Company follows paragraph 740-10-30-2 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of paragraph 740-10-25-13.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

F-13

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the year ended December 31, 2012 or 2011.

Pro Forma Income Tax Information (Unaudited)

Prior to December 18, 2012, the date of recapitalization, the business of the Company was owned and carried out by Playbutton LLC.  The operating results of the Playbutton LLC prior to December 18, 2012 were included in the income tax returns of the member of LLC for income tax purposes. The unaudited pro forma income tax amounts, income tax provision, deferred tax assets, and the valuation allowance of deferred tax assets included in the accompanying consolidated statements of operations and the income tax provision note reflect the provision for income taxes which would have been recorded as if Playbutton LLC had been incorporated as a C Corporation as of the beginning of the first date presented.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

The Company had the following potential common stock equivalents at December 31, 2012:

Common stock options, exercise price of $1.00	150,000
Common stock warrants, exercise price of $1.50	1,250,000
Total common stock equivalents	1,400,000

The Company had no potential common stock equivalents at December 31, 2011.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

F-14

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Recently Issued Accounting Pronouncements

FASB Accounting Standards Update No. 2011-08

In September 2011, the FASB issued the FASB Accounting Standards Update No. 2011-08 “Intangibles—Goodwill and Other: Testing Goodwill for Impairment” (“ASU 2011-08”). This Update is to simplify how public and nonpublic entities test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

The guidance is effective for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted.

FASB Accounting Standards Update No. 2011-11

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS.

The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.

FASB Accounting Standards Update No. 2012-02

In July 2012, the FASB issued the FASB Accounting Standards Update No. 2012-02 “Intangibles—Goodwill and Other (Topic 350) Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”).

This Update is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. This guidance builds upon the guidance in ASU 2011-08, entitled Testing Goodwill for Impairment. ASU 2011-08 was issued on September 15, 2011, and feedback from stakeholders during the exposure period related to the goodwill impairment testing guidance was that the guidance also would be helpful in impairment testing for intangible assets other than goodwill.

The revised standard allows an entity the option to first assess qualitatively whether it is more likely than not (that is, a likelihood of more than 50 percent) that an indefinite-lived intangible asset is impaired, thus necessitating that it perform the quantitative impairment test. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired.

This Update is effective for annual and interim impairment tests performed in fiscal years beginning after September 15, 2012.  Earlier implementation is permitted.

Other Recently Issued, but not yet Effective Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

F-15

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Note 3 - Intangible Assets

On December 18, 2012, Playbutton LLC, (a wholly owned subsidiary of the Company) purchased certain intellectual property from Parte, LLC, (“Parte”) (a related party), consisting of the patents, trademark and other proprietary rights relating to portable digital music players (the ‘Playbutton Product”).

Under the terms of the purchase agreement, Parte sold and assigned to Playbutton LLC all right, title and interest in and to all patents, trademark and other propriety rights relating to the Playbutton Product in consideration of 892,375 shares of Company common stock, valued at $0, which is the basis of the predecessor, a significant shareholder..

Note 4 - Related Party Transactions

Licensing and Royalty Agreement

On September 20, 2011, Playbutton LLC entered into a license agreement with Parte pursuant to which Parte granted Playbutton, LLC the exclusive rights to use the patents, trademark and other proprietary rights relating to the Playbutton Product in all areas of the world other than Japan, Taiwan and South Korea.

Under the terms of the license agreement the Company is required to pay quarterly royalty fees as follows:

The royalty rate shall be: 5% of net sales of the licensed products made through a web based customization site and 7% of net sales of the licensed products sold via other sales channels.

The Company incurred $8,939 and $25,629 of royalty expenses for the year ended December 31, 2012 and for the period September 08, 2011(inception) through December 31, 2011, respectively. Royalty expenses are included in general and administrative expenses on the Statement of Operations.

In April 2012, the license agreement with Parte was amended and royalties were no longer being charged. In October 2012, the license agreement was terminated in connection with Playbutton LLC’s purchase of the intellectual property relating to the Playbutton Product.

Consulting Agreement

On December 20, 2012, the Company entered into a consulting agreement with Parte to provide marketing and business development services. Parte is to be compensated $4,000 per month for its services. In addition the Company compensated Parte $36,000 for consulting services provided during the period April 1, 2012 through December 31, 2012.

Office Lease

The Company subleases it office space on a month-by-month basis from a non-profit organization affiliated with the Company’s largest shareholder for $1,500 per month.

Rent expense under the lease for the year ended December 31, 2012 and for the period September 08, 2011 (Inception) though December 31, 2011 was $1,000 and $1,000, respectively.

Related Party Sales

During the year ended December 31, 2012 the Company recognized revenue from product sales to a related party in the amount of $15,770. The outstanding accounts receivable balance from this related party as of December 31, 2012 was $9,488.

F-16

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Related Party Advances

As of December 31, 2012 and 2011 the Company was indebted to a related party in the amount of $450 and $5,324, respectively. During the year ended December 31, 2012 and for the period September 8, 2011 to December 31, 2011, this related party advanced the Company $4,187 and $5,324, respectively, to fund operations. During the year ended December 31, 2012 $9,061 of the advances were repaid. The advances are unsecured and due on demand.

As of December 31, 2012 and 2011 the Company was indebted to a related party in the amount of $0 and $1,500, respectively. During the period September 8, 2011 to December 31, 2011, this related party advanced the Company $1,500 to fund operations. During the year ended December 31, 2012, the $1,500 advance was repaid.

Note 5 - Commitments and Contingencies

Registration Rights

Between October 2012 and March 2013, the Company conducted a private placement of up to 2,000,000 Units of its securities at $2.00 per Unit (the “Financing”), with each Unit consisting of two shares of the Company’s common stock and one warrant to purchase one share of its common stock at an exercise price of $1.50 per share. The Company has agreed to prepare and file, within 90 days from the consummation of the minimum offering of 1,000,000 Units, and at its own expense, a registration statement under the Securities Act of 1933 for purposes of registering the resale of the shares made part of the Units offered thereby. The Company has also agreed to obtain the effectiveness of the registration statement as soon as possible, but no later than the 210th day following the consummation of the minimum offering of 1,000,000 Units as outlined in its October 2012 Private Placement Memorandum. The registration rights agreement will provide for the payment of liquidated damages to the Unit purchasers in the event the Company fails to meet the aforementioned effectiveness deadlines. The liquidated damages will be equal to 2% of the Unit purchaser’s purchase price for every 30 days delinquent in meeting the aforementioned effectiveness deadlines, up to a maximum of 10% of their Unit purchase price. The Company has further agreed to keep the registration statement effective for a period of one year, unless all of the shares made part of the Units purchased pursuant to this offering are eligible for resale under Rule 144 under the Securities Act of 1933, without restriction under the volume limitations under the Rule.

Agreements with Placement Agent

In October 2011, the Company entered into a Financial Advisory and Investment Banking Agreement with WFG Investments, Inc. (“WFG”) (the “WFG Advisory Agreement”). Pursuant to the WFG Advisory Agreement, WFG served as the Company’s financial advisor and placement agent to assist the Company in connection with the Financing.

The Company upon closing of the Financing paid consideration to WFG, in cash, a fee in an amount equal to 8% of the aggregate gross proceeds raised in the Financing by WFG.

During the year ended December 31, 2012 commissions paid to WFG amounted $200,000.

Note 6 - Concentrations and Credit Risks

Revenues

For the year ended December 31, 2012 and 2011, the Company had the following concentrations of revenues with customers:

Customer	December 31, 2012	December 31, 2011
A	0%	100%
B	24%	0%
C	11%	0%

F-17

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Accounts Receivable

For the year ended December 31, 2012 and 2011, the Company had the following concentrations of accounts receivable with customers:

Customer	December 31, 2012	December 31, 2011
D	11%	0%
E	32%	0%
F	41%	0%

A reduction in sales from or loss of such customers would have a material adverse effect on the Company’s results of operations and financial condition.

Note 7 - Stockholders’ Equity

Common Stock

Upon formation, October 12, 2012, the Company issued 723,546 shares to the three founders for cash proceeds, in the aggregate of $1,500.

On October 15, 2012, the Company entered into and on December 18, 2012 consummated a unit exchange agreement (“Unit Exchange”) with Playbutton LLC and the members of Playbutton LLC. The Company issued 3,384,079 shares of the Company’s common stock to the members of the Playbutton LLC in exchange for all of the outstanding membership units of Playbutton LLC.

Between October 2012 and March 2013, the Company conducted the private placement of up to 2,000,000 Units of its securities at $2.00 per Unit (the “Financing”), each Unit consisting of two shares of the Company’s common stock and one warrant to purchase one share of its common stock at an exercise price of $1.50 per share. From November 28, 2012 through December 31, 2012, the Company sold 1,250,000 Units for cash proceeds of $2,500,000. The Company incurred $287,541 in share issuance costs related to this issuance.

In December 2012, the Company issued 892,375 shares to Parte, LLC, a related party and significant shareholder, for the purchase of intellectual property. The common stock was valued at its fair market value on the date of issuance of $0.788 per share or $703,191. The intellectual property was valued at the predecessor’s basis of $0; yielding compensation of $703,191.

Adoption of 2012 Equity Incentive Plan

On October 12, 2012, the Board of Directors of the Company adopted the 2012 Equity Incentive Plan, whereby the Board of Directors authorized 1,200,000 shares of the Company’s common stock to be reserved for issuance (the “Plan”). The purpose of the Plan is to advance the interests of the Company by providing an incentive to attract, retain and motivate highly qualified and competent persons who are important to the Company and upon whose efforts and judgment the success of the Company is largely dependent. Grants to be made under the Plan are limited to the Company’s employees, including employees of the Company’s subsidiaries, the Company’s directors and consultants and advisors to the Company. The recipient of any grant under the Plan, and the amount and terms of a specific grant, is determined by a committee set up by the board of directors. Should any option granted or stock awarded under the Plan expire or become un-exercisable for any reason without having been exercised in full or fail to vest, the shares subject to the portion of the option not so exercised or lapsed will become available for subsequent stock or option grants.

Options Awarded during 2011

(B) Options

On October 12, 2012 the Company issued 150,000 options to a board member for board services.

F-18

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

The following is a summary of the Company’s option activity:

	Options	Weighted Average Exercise Price
Outstanding – September 08, 2011	–	$–
Exercisable – September 08, 2011	–	$–
Granted	–	$–
Exercised	–	$–
Forfeited/Cancelled	–	$–
Outstanding – December 31, 2011	–	$–
Exercisable – December 31, 2011	–	$–
Granted	150,000	$1.00
Exercised	–	$–
Forfeited/Cancelled	–	$–
Outstanding – December 31, 2012	150,000	$1.00
Exercisable – December 31, 2012	150,000	$1.00
Outstanding options held by related parties – December 31, 2012	150,000
Exercisable options held by related parties – December 31, 2012	–

The following is a summary of the Company’s stock options issued to related parties for services during the year ended December 31, 2012:

	Options	Value
Issued to board members	150,000	$90,666
Total	150,000	$90,666

On the dates of grant during the year ended December 31, 2012, the Company valued these issuances at fair value, utilizing the Black-Scholes option-pricing model.  The Company utilized the following management assumptions:

Exercise price	$1.00
Expected dividends	0.00%
Expected volatility	84.00%
Risk fee interest rate	0.67%
Expected life of stock options (year)	4.00
Expected forfeitures	0.00%

F-19

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Options Outstanding				Options Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.00	150,000	4.78	$1.00	-	$1.00

At December 31, 2012, the total intrinsic value of options outstanding and exercisable was $0.

(C) Warrants

The following is a summary of the Company’s warrant activity:

	Options	Weighted Average Exercise Price
Outstanding – September 01, 2011	–	$–
Exercisable – September 01, 2011	–	$–
Granted	–	$–
Exercised	–	$–
Forfeited/Cancelled	–	$–
Outstanding – December 31, 2011	–	$–
Exercisable – December 31, 2011	–	$–
Granted	1,250,000	$1.50
Exercised	–	$–
Forfeited/Cancelled	–	$–
Outstanding – December 31, 2012	1,250,000	$1.50
Exercisable – December 31, 2012	1,250,000	$1.50

Warrants Outstanding				Warrants Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.50	1,250,000	5	$1.50	1,250,000	$1.50

At December 31, 2012 the total intrinsic value of warrants outstanding and exercisable was $0.

Note 8 - Income Tax Provision

Pro Forma Income Tax Information (Unaudited)

The unaudited pro forma income tax amounts, deferred tax assets and income tax rate included in the accompanying consolidated statements of operations and related income tax reflect the provision for income taxes which would have been recorded if the Company had been incorporated as a C Corporation as of the beginning of the first date presented.

F-20

Playbutton Corporation

December 31, 2012 and 2011

Notes to Consolidated Financial Statements

Pro Forma Deferred Tax Assets

If the Company had been incorporated as a C Corporation as of the beginning of the first date presented, at December 31, 2012, the Company would have had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $1,066,694 that may be offset against future taxable income through 2032. No tax benefit would have been reported with respect to these net operating loss carry-forwards in the accompanying consolidated financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $362,676 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by the full valuation allowance.

Deferred tax assets would consist primarily of the tax effect of NOL carry-forwards. The Company would have provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realization.  The valuation allowance would have increased approximately $355,327 and $7,349 for the year ended December 31, 2012 and for the period from September 8, 2011 (inception) through December 31, 2011.

Components of deferred tax assets are as follows:

	December 31, 2012	December 31, 2011
Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	362,676	7,349

Less: Valuation allowance	(362,676)	(7,349)

Deferred tax assets, net of valuation allowance	$–	$–

Pro Forma Income Tax Provision in the Consolidated Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes would have been as follows:

	For the Year Ended December 31, 2012	For the Period from September 8, 2011 (inception) through December 31, 2011

Federal statutory income tax rate	34.0%	34.0%

Change in valuation allowance on net operating loss carry-forwards	(34.0)	(34.0)

Effective income tax rate	0.0%	0.0%

Note 9 - Subsequent Event

The Company has evaluated all events that occurred after the balance sheet date through the date when the consolidated financial statements were issued to determine if they must be reported. The management of the Company determined that there were no reportable subsequent events to be disclosed.

F-21

[Back Cover Page]

3,792,825 Shares

PLAYBUTTON CORPORATION

Common Stock

Until [90 days after the effective date], 2013, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of a dealer to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered. All such expenses are estimated except for the SEC registration fee.

SEC registration fee	$513
Printing expenses	$2,000
Fees and expenses of counsel for the Company	$25,000
Fees and expenses of accountants for Company	$15,000
Miscellaneous	$5,000
Total	$47,513

Item 14. Indemnification of Directors and Officers.

(a) Certificate of Incorporation. Our Certificate of Incorporation provide that to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of our corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Bylaws. Our Bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted under the Delaware General Corporation Law. We have obtained liability insurance for our officers and directors.

(c) Agreement. We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of our corporation), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

Playbutton Corporation was formed on October 12, 2012 under the laws of the State of Delaware under the name Playbutton Acquisition Corp. Upon our organization, we issued to three parties 241,182 shares of our common stock each. The issuances were conducted pursuant to Section 4(a)(2) of the Securities Act of 1933 (“Securities Act”). No commissions or finder’s fees were paid in connection with the issuances.

On October 15, 2012, we entered into a Unit Exchange Agreement with Playbutton, LLC and the six members of Playbutton, LLC pursuant to which the members of Playbutton, LLC agreed to transfer to us all of the issued and outstanding membership interests of Playbutton, LLC in exchange for our issuance of 3,384,079 shares of our common stock to the members of Playbutton, LLC. On the same date, we entered into an Intellectual Property Purchase Agreement with Parte, LLC, the owner of the patents, trademark and other proprietary rights relating to the Playbutton product, pursuant to which Parte sold to Playbutton, LLC all right, title and interest in and to all patents, trademark and other proprietary rights relating to the Playbutton product in consideration of our issuance of 892,375 shares of our common stock to Parte. The transactions under the above agreements closed on December 18, 2012, at which time all shares were issued. The issuances were conducted pursuant to Section 4(a)(2) of the Securities Act. No commissions or finder’s fees were paid in connection with the issuances.

Between October 2012 and May 2013, we conducted the private placement sale of 1,264,275 units of our securities at the offering price of $2.00 per unit to 43 investors. Each unit consisted of two shares of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $1.50 per share. The warrants have a term of five years from the date of issuance. In connection with the placement, we engaged WFS Investments, Inc., of Dallas, Texas, to act as placement agent and paid WFG sales commissions of 8% of the gross sales price on all sales of units made by WFG. The sale of the units were made to only to accredited investors, as such term is defined in Rule 501(a) under the Securities Act, in accordance with Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

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Item 16. Exhibits and Financial Statement Schedules.

3.1	Certificate of Incorporation of the Registrant

3.2	Amendment to Certificate of Incorporation of the Registrant

3.3	Bylaws of the Registrant

4.1	Specimen common stock certificate

4.2	Form of private placement warrant held by selling stockholders

5.1	Opinion of Greenberg Traurig, LLP

10.1	Unit Award Agreement dated March 1, 2012 between Playbutton, LLC and Adam Tichauer

10.2	Playbutton 2011 Equity Incentive Plan

10.3	Unit Exchange Agreement dated October 15, 2012 between Registrant, Playbutton, LLC and the members of Playbutton, LLC

10.4	Intellectual Property Purchase Agreement dated October 15, 2012 between Registrant, Playbutton, LLC and Parte, LLC

10.5	License Agreement dated October 15, 2012 between Playbutton, LLC and Parte, LLC

10.6	Form of Registration Rights Agreement between Registrant and selling stockholders

10.7	Consulting Agreement dated December 20, 2012 between Playbutton, LLC and Parte, LLC

10.8	Amendment No. 1 dated March 14, 2013 to Registration Rights Agreement between Registrant and selling stockholders

10.9	Form of Indemnification Agreement between Registrant and its officers and directors

21.1	List of Subsidiaries

23.1	Consent of Greenberg Traurig, LLP, filed as part of Exhibit 5.1

23.2	Consent of Li and Company, PC

Item 17. Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(b)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)          That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on May 14, 2013.

PLAYBUTTON CORPORATION By: /s/ Adam Tichauer Adam Tichauer, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Adam Tichauer Adam Tichauer	Chief Executive Officer, Chief Financial Officer and Director	May 14, 2013

/s/ Mark Hill Mark Hill	Chairman of the Board	May 14, 2013

/s/ James Canton, Ph.D. James Canton, Ph.D.	Director	May 14, 2013

/s/ Nick Dangerfield Nick Dangerfield	Director	May 14, 2013

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